Exhibit 10.30

SOUTH DAKOTA GRAIN FUELS, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

August 27, 1991

THE UNITS OF LIMITED PARTNERSHIP INTERESTS ISSUED BY THIS PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE RESOLD UNLESS SUBSEQUENTLY REGISTERED UNDER SUCH ACTS OR AN EXEMPTION FROM SUCH  REGISTRATION IS AVAILABLE AND SUCH RESALE DOES NOT ADVERSELY AFFECT ANY EXEMPTION THAT WAS AVAILABLE TO THE PARTNERSHIP.  ADDITIONAL RESTRICTIONS ON TRANSFERABILITY ARE CONTAINED IN ARTICLE X OF THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Interpretation	5
ARTICLE II	FORMATION OF THE PARTNERSHIP	5
2.1	Formation	5
2.2	Name and Place of Business	5
2.3	Filings and Registrations	6
2.4	Term	6
2.5	Expenses of Organization	6
ARTICLE III	PURPOSE	6
3.1	Business Purpose	6
3.2	Powers	6
ARTICLE IV	CAPITAL CONTRIBUTIONS	6
4.1	General Partner	6
4.2	Limited Partners	7
4.3	Capital Accounts	7
4.4	Capital Withdrawal Rights, Interest and Priority	8
4.5	Loans by Partners	8
4.6	Additional Capital Contributions	8
ARTICLE V	COMPENSATION OF GENERAL PARTNER	12
5.1	Compensation for Services	12
5.2	Reimbursement for Expenses	12
5.3	Common Employees	12
ARTICLE VI	ALLOCATIONS AND DISTRIBUTIONS	13
6.1	Non-Liquidation Cash Distributions	13
6.2	Liquidation Distributions	13
6.3	Profits, Losses and Distributive Shares of Tax Items	13
6.4	Allocation of Income, Loss and Credits	13
6.5	Special Rules Regarding Allocation of Tax Items	14
6.6	Withholding of Distributions	17
6.7	No Priority	17
6.8	Tax Withholding	17
ARTICLE VII	MANAGEMENT AND CONTROL	18
7.1	Management of Partnership Business	18
7.2	Rights, Powers and Authority of General Partner	18
7.3	Reserves	20
7.4	Limitations on General Partner’s Authority	20
7.5	Other Businesses of Partners	21
7.6	Limitation on Liability of the General Partner; Indemnification	22
7.7	Partnership Assets to be Used First	22
7.8	No Preferential Transactions with Partners	22

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ARTICLE VIII	ACCOUNTING AND BANK ACCOUNTS	23
8.1	Books and Records	23
8.2	Taxable and Fiscal Year	23
8.3	Financial Reports	23
8.4	Tax Returns and Elections; Tax Matters Partner	24
8.5	Section 754 Election	24
8.6	Bank Accounts	24
ARTICLE IX	LIMITED PARTNERS	24
9.1	Rights of Limited Partners	24
9.2	Limitation on Limited Partners’ Liability	25
9.3	Power of Attorney.	25
9.4	Changes in Addresses	25
9.5	General Partner as Limited Partner	25
ARTICLE X	TRANSFERS OF PARTNERSHIP INTERESTS BY LIMITED PARTNERS	25
10.1	General Restrictions	25
10.2	Permitted Transfers	26
10.3	Substitute Limited Partners	26
10.4	Effect of Bankruptcy, Death, Incompetency or Termination of a Limited Partner	27
10.5	Effect of Admission as a Substitute Limited Partner	27
10.6	Additional Limited Partners.	27
10.7	Withdrawal of a Limited Partner	28
10.8	Right of First Refusal	28
ARTICLE XI	CHANGES IN GENERAL PARTNER AND TRANSFERS OF ITS PARTNERSHIP INTEREST	29
11.1	Transfers of Partnership Interests	29
11.2	Withdrawal of a General Partner	30
11.3	Removal of a General Partner.	30
11.4	Effect of Withdrawal or Removal of a General Partner	30
11.5	Additional or Successor General Partners	33
11.6	Changes in General Partners	33
ARTICLE XII	DISSOLUTION AND TERMINATION	34
12.1	Events Causing Dissolution	34
12.2	Effect of Dissolution	34
12.3	Application of Proceeds	34
ARTICLE XIII	MISCELLANEOUS	35
13.1	Meetings	35
13.2	Title to Assets	35
13.3	Nature of Interest in the Partnership	35
13.4	Notices	35
13.5	Creditors	35
13.6	Entire Agreement	35
13.7	Amendments	35
13.8	Merger or Consolidation	37

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13.9	Dispute Resolution	37
13.10	Injunctive Relief	38
13.11	Representations	38
13.12	Governing Law	38
13.13	Severability	39
13.14	Binding Agreement	39
13.15	Counterparts	39

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AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTH DAKOTA GRAIN FUELS, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP, made and entered into as of the 27th day of August, 1991, by and among DAKOTA FUELS, INC., a Delaware corporation whose business address is c/o Farmland Industries, Inc., 3315 North Oak Trafficway, Kansas City, Missouri 64116, as the General Partner, and each of the persons set forth from time to time on Schedule A attached hereto, as the Limited Partners;

WITNESSETH:

WHEREAS, the parties hereto desire to associate themselves together in a limited partnership under the laws of the State of Delaware for the purpose of constructing and operating an ethanol production facility pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, covenants and undertakings herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  As used herein, the following terms shall have the following meanings unless the context otherwise specifies:

“Accountant” means the firm of independent public accountants engaged by the Partnership from time to time.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Partner is unconditionally obligated to restore and the amount of such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation § 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

“Agreement” means this Agreement of Limited Partnership of South Dakota Grain Fuels, L.P., as amended from time to time.

“Available Cash” means the aggregate amount of cash on hand or in bank, money market, or similar accounts of the Partnership as of the end of each fiscal quarter from any source (other than Capital Contributions and Liquidation Proceeds and which the General Partner determines is available for distribution to the Partners after taking into account any amount required or in its judgment appropriate to maintain a reasonable amount of Reserves.

“Bankruptcy,” with respect to any Person, means the entry of an order for relief against such Person under the Federal Bankruptcy Code.

“Business” means the business to be conducted by the Partnership in accordance with this Agreement.

“Capital Account” means the separate account established and maintained for each Partner by the Partnership pursuant to Section 4.3.

“Capital Contribution,” with respect to a Partner, means the total amount of cash and the agreed upon net value of property contributed by such Partner (or his predecessor in interest) to the capital of the Partnership for his Partnership Interest (which aggregate net amount is set forth opposite the name of such Partner on Schedule A attached hereto).

“Certificate” means the certificate of limited partnership of the Partnership duly filed in accordance with the Act, as amended from time to time.

“Closing” means the execution and delivery of the Construction Agreement, the Ground Lease and the Storage Tank Lease.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

“Construction Agreement” means a Consulting and Construction Supervision Agreement to be entered into between the Partnership and a consultant providing for the consultant to supervise the construction and equipping of the Plant.

“Credits” means all investment tax credits or other tax credits allowed by the Code with respect to activities of the Partnership or the Partnership Properties.

“Dakota Fuels, Inc.” means Dakota Fuels, Inc., a Delaware corporation, and its permitted successors and assigns.

“Distributions” means any distributions by the Partnership to the Partners of Available Cash, Liquidation Proceeds or other amounts.

“Fair Value” of an asset means its fair market value.

“Farmland” means Farmland Industries, Inc., a Kansas cooperative corporation.

“Financing Documents” means the agreements, instruments and documents to be executed by the Partnership to evidence and secure a loan(s) to the Partnership from a financial institution(s) in the amount of $4.0 million to $6.0 million to enable the Partnership to construct and equip the Plant and to provide working capital.

“General Partner” means the Person(s) who is general partner(s) of the Partnership from time to time in such Person’s capacity as a general partner of the Partnership.  The initial General Partner is Dakota Fuels, Inc.

“Ground Lease” means a certain Ground Lease to be entered into between the Partnership and SDWG providing for SDWG to lease the Site to the Partnership for period of 99 years.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(l) shall be included in taxable income or loss; (ii) tax exempt income shall be added to taxable income or loss; (iii) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 70S(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-l(b)(2)(iv)(i)and not otherwise taken into account in computing taxable income or loss shall be subtracted; and (iv) taxable income or loss shall be adjusted to reflect any item of income or loss specifically allocated in Article VI.

“Limited Partners” means those Persons executing this Agreement as limited partners and whose names are set forth from time to time on Schedule A attached hereto, including any Substitute Limited Partners, in each such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Supermajority” means any group of Limited Partners holding an aggregate of 67% or more of the Percentage Interests held by all Limited Partners.

“Liquidation Proceeds” means all Partnership Properties at the time of liquidation of the Partnership and all proceeds thereof.

“Nonrecourse Deduction” shall have the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-lT(b)(4)(iv)(b).  Generally, the amount of Nonrecourse Deductions for a fiscal year equals the excess, if any, of any increase, if any, in the amount of Partnership Minimum Gain during that fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-lT(b)(4)(iv)(b).

“Nonrecourse Liability’’ means a Partnership liability with respect to which no Partner bears the economic risk of loss as determined under Treasury Regulation § 1.752-1(T).

“Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation § 1.704-l~(b)(4)(iv)(h).

“Partner Nonrecourse Debt” shall have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704-lT(b)(4)(iv)(k)(4).

“Partner Nonrecourse Deductions” shall have the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-lT(b)(4)(iv)(h)(3).  Generally, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a fiscal year equals the excess, if any, of the net increase, if any, in the amount of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent distributions are from proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain determined in accordance with Treasury Regulations § 1.704-lT(b)(4)(iv)(h)(3)

“Partnership” means the limited partnership subject to this Agreement.

“Partnership Interest” refers to all of a Partner’s rights and interests in the Partnership as provided in this Agreement or under the Act, including, without limitation, his interest in the total capital, profits and losses of the Partnership.

“Partnership Minimum Gain” shall have the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704-lT(b)(4)(iv)(c).

“Partnership Properties” means all properties and assets, both real, personal or mixed, or any interest therein, acquired directly or indirectly by the Partnership, including, without limitation, the Plant and the leasehold interest in the Site.

“Percentage Interest”, with respect to a Partner, means the percentage set forth opposite such Partner’s name on Schedule A attached hereto, as such percentage may be amended from time to time in accordance with the terms of this Agreement.

“Person” means any individual, partnership, corporation, cooperative, trust or other entity.

“Plant” means the ethanol production facility to be constructed, equipped, owned and operated by the Partnership on the site.

“Power of Attorney” means the power of attorney described and granted in Section 9.3.

“Prime Rate” means the “prime rate” reported from time to time by The Wall Street Journal as the base rate on corporate loans at large U.S. money center commercial banks.

“Reserves” means amounts set aside from time to time by the General Partner pursuant to Section 7.3.

“SDWG” means South Dakota Wheat Growers Association, a South Dakota cooperative association.

“Site” means the real property described on Schedule B attached hereto.

“Storage Tank Lease” means a certain Grain Storage Tank Lease to be entered into between the Partnership and SDWG providing for SDWG to lease two grain storage tanks to the Partnership on a year to year basis.

“Substitute Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

1.2           Interpretation.  Words of the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, where applicable.  Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

ARTICLE II
FORMATION OF THE PARTNERSHIP

2.1           Formation.  The Partners hereby enter into and form the Partnership for the limited purposes and scope herein set forth.  Except as otherwise provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

2.2           Name and Place of Business.  The business of the Partnership shall be conducted under the name of “South Dakota Grain Fuels, L.P.” or such other name as the General Partner may hereafter designate by written notice to the Limited Partners.  The principal place of business of the Partnership shall be West Brown County 12, Aberdeen, South Dakota 57401, or such other place as the General Partner may from time to time designate by written notice to the Limited Partners.  The registered office and the registered agent of the Partnership for service of process, as required by the Act, shall be as designated from time to time by the General Partner.

2.3           Filings and Registrations.  The General Partner shall cause the due execution and filing.  with the Office of Secretary of State of Delaware and such other proper authorities in each jurisdiction where the Partnership conducts its business, of all appropriate organizational documents, including, without limitation, the Certificate and any fictitious name registrations, after the execution and delivery of this Agreement and any amendments hereto.  The General Partner may take any action it deems necessary or appropriate for the Partnership to conduct or do business as a limited partnership in any state in which the conduct of business by the Partnership may require such action, provided that in any such event the Partnership shall at all times continue to be a limited partnership formed under and governed by the provisions of the Act.

2.4           Term.  The term of the Partnership shall continue until December 31, 2011, unless sooner terminated in accordance with the provisions of Article XI1 or as otherwise provided by law.

2.5           Expenses of Organization.  Each Limited Partner shall bear all expenses incurred by it in connection with the negotiation and execution of this Agreement, the formation of the Partnership and the acquisition of its Partnership Interest.

ARTICLE III
PURPOSE

3.1           Business Purpose.  The business purpose of the Partnership shall be to construct, equip, own, operate and maintain the Plant and the other Partnership Properties acquired in accordance with this Agreement, to market the output of the Partnership Properties and to conduct all other activities conducive to the foregoing.  The Partnership shall be a limited partnership among the Partners only for such business purpose, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within such business purpose.

3.2           Powers.  Subject to any express limitations set forth in this Agreement, the Partnership shall have the power and authority to take and perform any and all acts and activities and to execute and deliver such documents, instruments and agreements as may be considered by the General Partner, in its sole discretion, to be necessary, appropriate or desirable to accomplish or further the business purpose of the Partnership or to protect or benefit the Partnership.

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1           General Partner.  At the Closing, the General Partner shall make an initial cash Capital Contribution in the amount of $5,000.00.  The General Partner shall have the Percentage

Interest set forth opposite its name on Schedule A attached hereto, which initially shall be a 1% Percentage Interest.

4.2           Limited Partners.

(a)           At the Closing, Farmland and SDWG shall make the following initial cash Capital Contributions to the Partnership in their capacities as Limited Partners:

Farmland	$242,550.00
SDWG	$252,450.00
$495,000.00

Farmland and SDWG shall have the Percentage Interests set forth opposite their respective names on Schedule A attached hereto, which initially shall be as follows:

Farmland	48.51%
SDWG	50.49%
99.00%

(b)           Except as set forth in Section 4.6 below, no Limited Partner shall be required, obligated or entitled to make any further contributions to the capital of the Partnership.

4.3           Capital Accounts.  A separate Capital Account shall be maintained for each Partner.  Each Partner’s Capital Account shall be (a) increased by (i) the amount of money contributed by such Partner, (ii) the Fair Value of property contributed by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752), (iii) allocations to such Partner, pursuant to Article VI, of Partnership income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Partnership liabilities assumed by the Partner or which are secured by any property distributed to such Partner; and (b) decreased by (i) the amount of money distributed to such Partner, (ii) the Fair Value of property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752), (iii) allocations to such Partner, pursuant to Article VI, of Partnership loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

In the event of (x) an additional capital contribution by an existing or an additional Partner of more than a de minimis amount or a distribution of property which results in a shift in Percentage Interests, (y) the distribution by the Partnership to a Partner of more than a de minimis amount of property (other than money) or (2) the liquidation of the Partnership within the meaning of Treasury Regulation § 1.704-l(b)(2)(ii)(g), the book basis of the Partnership property shall be adjusted to Fair Value and the Capital Accounts of all the Partners shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Partnership recognized gain and loss equal to the amount of such aggregate net adjustment; provided, however, that adjustments resulting from clause (x) or (y) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

The foregoing provisions of this Section 4.3 and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation § 1.704-l(b) and Treasury Regulation § 1.704-lT, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  Notwithstanding the provisions of Section 13.7 hereof, in the event the General Partner determines that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, the General Partner may cause such modification to be made without the consent of the Limited Partners, provided that it is not likely to have a material effect on the amounts distributable to any Partner upon the dissolution of the Partnership.  In addition, the General Partner may amend this Agreement in order to comply with such Treasury Regulations as provided in Section 6.5(j) below.

4.4           Capital Withdrawal Rights, Interest and Priority.  Except as expressly provided in this Agreement, no Partner shall be entitled to withdraw or reduce such Partner’s Capital Account or to receive any distributions from the Partnership, and no Partner shall be entitled to demand or receive property other than cash in return for its Capital Contribution.  No Partner shall be entitled to receive or be credited with any interest on such Partner’s Capital Contribution or the balance in such Partner’s Capital Account at any time.  Except as may be otherwise expressly provided herein, no Partner shall have any priority over any other Partner as to the return of such Partner’s Capital Contribution or Capital Account balance.

4.5           Loans by Partners.  Loans by Partners to the Partnership shall not constitute a contribution to the capital of the Partnership or be credited to the Capital Account of the lending Partner or entitle such lending Partner to any increase in its share of Income or Loss which the Partnership may sustain.

4.6           Additional Capital Contributions.

(a) (i) In addition to the initial Capital Contributions described in Sections 4.1 and 4.2 (a) above, after the Closing and in connection with construction and equipping of the Plant, the Partners shall make the following additional cash Capital Contributions whenever and in such installments as the General Partner determines, in good faith, that such additional contributions are appropriate or necessary for the Partnership:

General Partner	$ 25,000.00
Farmland	$1,212,750.00
SDWG	$1,262,250.00
$2,500,000.00

Subject to the foregoing dollar amounts, within 10 days following the issuance of each capital call, each Partner shall contribute, in cash, to the capital of the Partnership an amount (the “Required Contribution” ) equal to such Partner’s Percentage Interest multiplied by the aggregate additional capital contribution to be made by all Partners at that time under this Section 4.6(a)(i).

(ii)           The Partners recognize that the Partnership may require additional capital from time to time in order to accomplish the purpose and business for which it is formed.  The General Partner may, by written notice, call for additional contributions to the capital of the Partnership to be made by all Partners if the General Partner and a Limited Partner Supermajority determine, in good faith, that such additional contributions are appropriate or necessary for the Partnership.  Within 15 days following the issuance of such a call, each Partner shall contribute, in cash, to the capital of the Partnership an amount (the “Required Contribution”) equal to such Partner’s Percentage Interest multiplied by the aggregate additional capital contribution to be made by all Partners.

(b)           If any Partner fails or refuses for any reason to make in a timely manner any part or all of a Required Contribution, such Partner shall be in default hereunder and shall be deemed to be a “Defaulting Partner” and the following shall apply:  (i) The General Partner shall promptly give written notice of the default to all Partners.  Each of the non-defaulting Partners (“Non-Defaulting Partners”) shall have the right, but not the obligation, for a period of 30 days after notice of such default by a Defaulting Partner is given, to contribute to the Partnership up to, but not in excess of, an amount equal to (A) the amount of the Defaulting Partner’s Required Contribution not then paid multiplied by a fraction the numerator of which is the Non-Defaulting Partner’s Percentage Interest and the denominator of which is the sum of the Percentage Interests of all Non-Defaulting Partners who desire to contribute to the Partnership any portion of the Defaulting Partner’s Required Contribution not then paid or (B) such greater amount of such Defaulting Partner’s Required Contribution not then paid as shall be agreed upon by all of such Non-Defaulting Partners.

(ii)           Each Non-Defaulting Partner shall elect whether to treat the sum of his Required Contribution and the amount contributed by him with respect to a Defaulting Partner pursuant to subSection (i) above (such sum being hereinafter referred to as the “Disproportionate Contribution”) fully or partially as a loan to the Partnership or fully or partially as a Capital Contribution.  Such election shall be made in writing and shall be given to the other Partners within 45 days after notice of the default by the Defaulting Partner is given.  To the extent a Non-Defaulting Partner fails to make such election within such period, he shall be deemed to have elected to treat his Disproportionate Contribution as a loan to the Partnership.

(A)          Each loan to the Partnership by a Non-Defaulting Partner pursuant to this Section 4.6(b)(ii) shall constitute an obligation of the Partnership to the Non-Defaulting Partner and shall be evidenced by a promissory note made by the Partnership to the order of the Non-Defaulting Partner in a principal amount equal to the Disproportionate Contribution.  Such note shall bear interest from and after the date of payment to the Partnership at a floating annual rate equal to two percent (2%) over the Prime Rate in effect from time to time.  Interest shall be payable monthly.  The principal balance shall be payable prior to any Distributions being made to the Partners and in all events within five years.

(B)           Each Capital Contribution by a Non-Defaulting Partner pursuant to this Section 4.6(b)(ii) shall be credited to such Non-Defaulting Partner’s Capital Account as of the date of payment to the Partnership.  Upon the expiration of the 45-day election period, the Percentage Interests of each Partner shall be adjusted in accordance with the provisions of subSection (c) below, effective as of the date of the Defaulting Partner’s default.

(iii)          The balance of any Required Contribution of a Defaulting Partner not timely contributed by the Defaulting Partner or by the Non-Defaulting Partners pursuant to subSection (b) above (the “Unpaid Required Contribution”) shall constitute an obligation of such Defaulting Partner to the Partnership and shall bear interest from the date of such Defaulting Partner’s default at a floating annual rate equal to the lesser of (i) two percent (2%) over the Prime Rate in effect from time to time, or (ii) the maximum rate permitted by law.  Interest shall be compounded monthly.  The Partnership may, upon the decision of the Non-Defaulting Partners holding a majority of the Percentage Interests held by all Non-Defaulting Partners, institute suit in any court of competent jurisdiction to enforce such obligation of the Defaulting Partner.  In addition, the Partnership shall be entitled to recover in such suit all costs and expenses, including, but not limited to, court costs and reasonable attorneys’ fees, thereby incurred by the Partnership and any damages (except incidental or consequential damages)

sustained by the Partnership as a result of the default by the Defaulting Partner.

(iv)          By executing this Agreement, each Partner shall be deemed to have granted to the Partnership a first and prior lien and security interest upon such Partner’s Partnership Interest as security for the payment of all Required Contributions of such Partner.  This Agreement shall be deemed to be a security agreement with respect to such security interest and collateral and each Partner shall promptly execute and deliver to the Partnership any financing statements or other instruments that the General Partner, or any other Partner, may request for purposes of perfecting or continuing such security interest.  Upon the failure of a Partner to execute and deliver such financing statements or other instruments, the other Partners, and each of them, as attorney-in-fact for such Partner, may execute and deliver such financing statements or other instruments for, in the name and on behalf of such Partner.  With respect to a Defaulting Partner, the Partnership, acting upon the decisions of the Non-Defaulting Partners holding a majority of the Percentage Interests held by all Non-Defaulting Partners, shall have all of the rights and remedies of a secured party under the Delaware Uniform Commercial Code, including, without limitation, and in addition to the rights under such law, the right to sell, effective as of the first day of the fiscal quarter in which the default occurs or such subsequent date as the Non-Defaulting Partners may so determine, by public or private sale upon five days advance notice to the Defaulting Partner, the Defaulting Partner’s Partnership Interest or any part thereof.  In addition, the Partnership shall have the right to, and shall retain and set-off against the Unpaid Required Contribution of a Defaulting Partner and any accrued interest thereon all amounts becoming otherwise distributable or payable to such Defaulting Partner by the Partnership.  Any amount so retained and set-off by the Partnership shall be deemed to be a constructive cash distribution to the Defaulting Partner and a constructive payment by him to the Partnership.  Any payment, whether constructive or actual, shall be applied first against any unpaid accrued interest on the Defaulting Partner’s Unpaid Required Contribution and the remainder shall be applied against his Unpaid Required Contribution.  Effective as of the date of the final and full set-off against, or other payment of, the Defaulting Partner’s Unpaid Required Contribution and accrued interest thereon, the full amount of such Unpaid Required Contribution shall be credited to the Defaulting Partner’s Capital Account and, if the Percentage Interests of the Partners were adjusted pursuant to subsections (b)(ii)(B) above, the Percentage Interest of each

Partner shall be adjusted again in accordance with the provisions of subsection (c) below.

(c)           Whenever the Percentage Interests of the Partners are to be adjusted under subsection (b)(ii)(B) or subsection (b)(iv) above, the Partners shall negotiate in good faith concerning the appropriate adjustments to be made to their respective Percentage Interests.  If, within 45 days, the Partners have not agreed upon such adjustments, the Partners shall select a mutually acceptable investment banker or qualified consultant of national or international reputation to determine the adjustments to be made.  If the Partners cannot agree upon such person, the Accountant shall select such person, but shall not select a person previously objected to by one of the Partners.  The investment banker or consultant shall determine the adjusted Percentage Interests by comparing (1) the Fair Value of the Partnership (without the Capital Contributions at issue) and the then relative pre-adjustment Percentage Interests of the Partners with (2) the amount of the Capital Contributions at issue and the Partner(s) paying the same to the Partnership.  For example, if the Fair Value of the Partnership was $10,000,000 (before the Capital Contribution at issue), the pre-adjustment Percentage Interests were Farmland - 48.51%, SDWG - 50.49% and the General Partner - 1%, and Farmland was making a new Capital Contribution of $10,000,000, the adjusted Percentage Interests would become Farmland -74.255%, SDWG -25.245% and the General Partner - .5%.  The General Partner shall cause this Agreement (specifically Schedule A) to be amended to reflect any adjustment in the Percentage Interests of the Partners in accordance with this Section 4.6(c).

ARTICLE V
COMPENSATION OF GENERAL PARTNER

5.1           Compensation for Services.  The General Partner shall not receive any compensation from the Partnership for any services rendered by the General Partner in connection with (i) the organization of the Partnership, (ii) the production of the Partnership’s business plan and (iii) the management of the Business of the Partnership.  The General Partner shall be entitled to reasonable compensation for any other services it may provide to or for the Partnership from time to time provided that the terms of any engagement for such services are not less favorable to the Partnership than those customarily charged for similar services in the relevant geographical region.

5.2           Reimbursement for Expenses.  The General Partner shall be entitled to payment by or reimbursement from the Partnership of all reasonable out-of-pocket expenses incurred by the General Partner on behalf of the Partnership; provided, however, the General Partner shall not be entitled to payment by or reimbursement from the Partnership for any salaries, wages or fringe benefits of the General Partner’s directors, officers, employees or agents or for any overhead or similar expenses incurred by the General Partner in maintaining any office separate from the Partnership.

5.3           Common Employees.  The provisions of Section 5.1 and 5.2 above shall not prohibit an officer, director, employee or agent of the General Partner from also being an officer,

employee, agent or contractor of the Partnership and receiving reasonable compensation from the Partnership for services actually rendered to or for the Partnership.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

6.1           Non-Liquidation Cash Distributions.  The amount, if any, of Available Cash shall be determined by the General Partner quarterly and shall be distributed, within 45 days following the end of each fiscal quarter, to the Partners in accordance with their respective Percentage Interests as of the end of such quarter.

6.2           Liquidation Distributions.  Liquidation Proceeds shall be distributed in the following order of priority:

(a)           To the payment of debts and liabilities of the Partnership (including to Partners to the extent otherwise permitted by law) and the expenses of liquidation; then

(b)           To the setting up of such reserves as the Person required or authorized by law to wind up the Partnership’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Partnership, provided that any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(c)           The remainder to the Partners in accordance with and to the extent of their respective Capital Account balances after taking into account the allocation of all Income or Loss pursuant to this Agreement for the fiscal year(s) in which the Partnership is liquidated.

6.3           Profits, Losses and Distributive Shares of Tax Items.  The Partnership’s net income or net loss, as the case may be, for each fiscal year of the Partnership, as determined in accordance with such method of accounting as may be adopted for the Partnership pursuant to Article VIII hereof, shall be allocated to the Partners for both financial accounting and income tax purposes as set forth in this Article VI, except as otherwise provided for herein or unless all Partners agree otherwise.

6.4           Allocation of Income, Loss and Credits.

(a)           Income or Loss (other than from liquidation transactions) and Credits for each fiscal year shall be allocated among the Partners in accordance with their respective Percentage Interests.  To the extent there is a change in the respective Percentage Interests of the Partners during the year, Income, Loss and Credits shall be allocated among the pre-adjustment and post-adjustment periods as provided in Section 6.5(k) below.

(b)           Income from liquidation transactions shall be allocated among the Partners in the following order of priority:

(i)            To those Partners, if any, with negative Capital Account balances (determined prior to taking into account any distributions pursuant to Section 6.2) in the ratio that such negative balances bear to each other until all such Partners’ Capital Account balances equal zero: then

(ii)           The remainder to the Partners in accordance with their respective Percentage Interests.

(c)           Loss from liquidation transactions shall be allocated among the Partners in the following order of priority:

(i)            To those Partners, if any, with positive Capital Account balances (determined prior to taking into account any distributions pursuant to Section 6.2) in the ratio that such positive balances bear to each other until all such Partners’ Capital Account balances equal zero; then

(ii)           The remainder to the Partners in accordance with their respective Percentage Interests.

6.5           Special Rules Regarding Allocation of Tax Items.  Notwithstanding the foregoing provisions of Article VI, the following special rules shall apply in allocating the net income or net loss of the Partnership:

(a)           Section 704(c) and Revaluation Allocations.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Fair Value at the time of contribution.  In the event of the occurrence of any event described in clause (x), (y) or (z) of Section 4.3 above (hereinafter referred to as a “Revaluation”), subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.  If as a result of a Revaluation, Partnership Minimum Gain is reduced, the reduction of such Partnership Minimum Gain shall be added back to the net decrease or increase in Partnership Minimum Gain otherwise determined.  Any elections or other decisions relating to such allocations shall be made by the General Partner in a manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 6.5(a) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of income or loss, pursuant to any provision of this Agreement.

(b)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the greater of: (1) the portion of such Partner’s share of the net decrease in Partnership Minimum Gain during such year that is allocable to the disposition of Partnership property subject to Nonrecourse Liabilities; or (2) if such Person would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Partner’s Adjusted Capital Account Deficit.  The items to be allocated shall be determined in accordance with Treasury Regulation § 1.704-lT(b)(4)(iv)(e).  For purposes of this Section 6.5(b) only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article VI with respect to such fiscal year and without regard to any net decrease in Partner Minimum Gain during such fiscal year.  The foregoing provisions of this Section 6.5(b) are intended to comply with the Treasury Regulation § 1.704-1T and shall be interpreted and applied in a manner consistent with such regulation.

A Partner’s share of Partnership Minimum Gain shall be, as of the relevant time, the excess of (u) the sum of Nonrecourse Deductions allocated to such Partner and the aggregate distributions to such Partner of Nonrecourse Liability proceeds allocable to an increase in Partnership Minimum Gain, over (v) the sum of the Partner’s aggregate share of the net decreases in Partnership Minimum Gain, including decreases from Revaluations.  In computing the above, amounts allocated or distributed to the Partner’s predecessor in interest shall be taken into account.

(c)           Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI other than Section 6.5(b), if there is a net decrease in Partner Minimum Gain during a Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the greater of: (1) the portion of such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt during such year that is allocable to the disposition of Partnership property subject to such Partner Nonrecourse Debt: or (2) if such Person would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Partner’s Adjusted Capital Account Deficit.  The items to be allocated shall be determined in accordance with Treasury Regulation § 1.704-lT(b)(4)(iv)(h)(4).  For purposes of this Section 6.5(c) only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this

Article VI with respect to such fiscal year, other than allocations of Partnership Minimum Gain pursuant to Section 6.5(b) hereof.  The foregoing provisions of this Section 6.5(b) are intended to comply with the Treasury Regulation § 1.704-1T and shall be interpreted and applied in a manner consistent with such regulation.

(d)           Qualified Income Offset.  In the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704.l(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Partner’s Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 6.5(d) shall be made if and only to the extent such Partner would have an Adjusted Capital Account Deficit after all other allocations under this Article VI have been made.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Partners in proportion to their Percentage Interests.

(f)            Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deduction shall be allocated to the Partner who bears the risk of loss with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-lT(b)(4)(iv)(h).

(g)           Curative Allocations.  Any special allocations of items of income, gain, deduction or loss pursuant to Sections 6.5(b), (c), (d), (e) and (f) shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article VI, so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Article VI shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article VI if such adjustments, allocations or distributions had not occurred.  No allocations pursuant to Sections 6.5(b) and (c) shall be made prior to the Partnership taxable year during which there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain, respectively, and in any such case then only to the extent necessary to avoid the potential distortion.  In addition, allocations pursuant to this Section 6.5(9) with respect to Nonrecourse Deductions in Section 6.5(e) and Partner Nonrecourse Deductions in Section 6.5(f) shall be deferred to the extent the Partners reasonably determine that such allocations are likely to be offset by subsequent allocations of Partnership Minimum Gain or Partner Minimum Gain, respectively.

(h)           Loss Allocation Limitation.  Notwithstanding the other provisions of this Article VI, unless otherwise agreed to by the General Partner and a Limited Partner Majority, no Limited Partner shall be allocated Loss in any taxable year which would cause or increase all Adjusted Capital Account Deficit as of the end of such taxable year.  All Loss in excess of the limitation in LMs Section 6.5(h) shall be allocated to the General Partner.

(i)            Share of Nonrecourse Liabilities.  Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Treasury Regulation § 1.752-3(a)(3), each Partner’s interest in Partnership profits is equal to his respective Percentage Interest.

(j)            Compliance with Treasury Regulations.  The foregoing provisions of this Section 6.5 are intended to comply with Treasury Regulation §§ 1.704-l(b), 1.704-1T and 1.752-IT, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  In the event it is determined by the General Partner that it is prudent or advisable to amend this Agreement in order comply with such Treasury Regulations, the General Partner is empowered to amend or modify this Agreement without the consent of the Limited Partners, notwithstanding any other provision of this Agreement.

(k)           General Allocation Provisions.  Except as otherwise provided in this Agreement, all items that are components of net income or net loss shall be divided among the Partners in the same proportions as they share such net income or net loss, as the case may be, for the year.  For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

6.6           Withholding of Distributions.  Notwithstanding any other provision of this Agreement, the General Partner (or any person required or authorized by law to wind up the Partnership’s affairs) may suspend, reduce or otherwise restrict Distributions of Available Cash and Liquidation Proceeds when, in its sole opinion, such action is in the best interests of the Partnership.

6.7           No Priority.  Except as may be otherwise expressly provided herein, no Partner shall have priority over any other Partner as to Partnership income, gain, loss, credits and deductions or distributions.

6.8           Tax Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any distribution to any Partner.  For all purposes of this Article VI, any amount withheld on any distribution and paid over to the appropriate governmental body shall be treated as if such amount had in fact been distributed to the Partner.

ARTICLE VII
MANAGEMENT AND CONTROL

7.1           Management of Partnership Business.

(a)           Subject to the provisions of this Agreement, the General Partner, acting through its board of directors, shall have the exclusive right to manage, control and conduct, and shall be solely responsible for the management, control and conduct of, the Partnership’s Business and affairs and for compliance with all applicable laws, and shall have all rights and powers generally conferred by law or necessary, advisable or incidental in connection therewith.  The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

(b)           Except as otherwise provided or contemplated herein or by law, no Limited Partner (except one who may also be a General Partner or a contractor, employee, officer or agent of the Partnership or an employee, officer, director, stockholder or agent of the General Partner, and then only in such capacity) shall participate or take part in the management or control of the business of the Partnership or have any right or authority to act for or bind the Partnership.

(c)           In the event the Board of Directors of the General Partner is deadlocked or otherwise unable to make a decision with respect to any alleged breach of, the exercise of any right or remedy under, or similar dispute with respect to, any contract between the Partnership and a Partner or an affiliate of a Partner (the “Interested Partner”), such as the Ground Lease and the Storage Tank Lease, the right of the General Partner to act for and direct the Partnership with respect to such breach, right, remedy or dispute shall cease and the Partnership shall be directed and represented, on such specific matter during the period of deadlock, by the non-Interested Partners (acting through the decisions of those holding at least a majority of the Percentage Interests held by the non-Interested Partners).

7.2           Rights, Powers and Authority of General Partner.  Except as otherwise provided herein, the General Partner shall have and possess all the rights, powers and authority of any general partner of a partnership without limited partners formed under the laws of the State of Delaware.  In addition to any other rights, powers and authority it may possess under law, the General Partner shall have, subject to the provisions of Section 7.4 and any other limiting provision of this Agreement, all specific rights, powers and authority required for or appropriate to the management of the Partnership’s Business and affairs, which, by way of illustration but not by way of limitation, shall include the following rights, powers and authority to act for, in the name and on behalf of the Partnership:

(a)           to enter into the Construction Agreement, the Ground Lease and the Storage Tank Lease and to perform or cause to be performed all of the Partnership’s obligations thereunder and to exercise and enforce all rights and remedies of the Partnership thereunder;

(b) to purchase, acquire, own, hold, equip, operate, manage, maintain, develop, sell, convey, exchange, or otherwise dispose of or deal with the Business or the Partnership’s interest therein, the Partnership Properties, or any part thereof, upon such terms and conditions and for such consideration as it may determine;

(c)           to borrow money for Partnership purposes, to issue evidences of indebtedness therefor and, if security is required therefor, to mortgage, encumber or subject to any other security device all or any portion of the Partnership Properties and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any loan, mortgage or security device; to apply for and receive grants and low interest bearing loans from South Dakota Corn Utilization Council and other organizations;

(d)           to acquire and enter into any contract of insurance that the General Partner reasonably deems necessary or proper for the protection of the Partnership, for the conservation of the Partnership Properties or for any purpose beneficial to the Partnership;

(e)           to bring or defend, pay, collect, compromise, arbitrate, or otherwise adjust, claims or demands of or against the Partnership;

(f)            to make such elections under the tax laws of the United States, the State of Delaware, and other relevant jurisdictions as to the treatment of items of Partnership income, gain, loss, deduction, credit and other relevant matters, as it believes necessary or desirable and to file any and all necessary reports, tax returns and records with appropriate government and regulatory agencies;

(g)           to offer and sell limited partnership interests in the Partnership and to admit Limited Partners to the Partnership pursuant to Section 10.6 hereof;

(h)           to engage, retain or otherwise deal with any Persons as employees, agents, accountants, attorneys, or in any other capacity as the General Partner deems necessary or desirable;

(i)            to loan funds to the Partnership, in the General Partner’s discretion, at such interest rates and with such other terms not less favorable to the Partnership than would be available at nonaffiliated lending institutions on comparable loans for the same purpose;

(j)            to designate and change from time to time the address of the registered office and the name of the registered agent for service of process on the Partnership in any state in which such designations are required;

(k)           to temporarily invest any funds of the Partnership in short-term, liquid investments where there is appropriate safety of principal;

(l)            to enter into any and all agreements that it may deem appropriate in carrying out the purposes of the Partnership and to perform or cause to be performed all of the Partnership’s obligations under any such agreement, and to exercise any right of the Partnership under any such agreement; and

(m)          to take any and all other actions and execute, acknowledge, file, record, publish and deliver any and all instruments which it may deem necessary or appropriate to carry out the purposes, conduct the Business and exercise the powers of the Partnership.

7.3           Reserves.  The General Partner shall have the right to establish, maintain and expend such reserves to provide for working capital, for future maintenance, repair or replacement of the Partnership Properties, for debt service, for future investments and for such other purposes as it may deem necessary or advisable.

7.4           Limitations on General Partner’s Authority.

(a)           The General Partner shall not take any of the following actions unless such action has been approved or authorized by a Limited Partner Supermajority:

(i)            the sale, exchange, lease, mortgage, assignment, pledge or other transfer of, or granting of a security interest in, any part of the Partnership Properties having a Fair Value of $250,000.00 or more, other than the sale of inventory in the ordinary course of business;

(ii)           the incurrence of any major borrowings, leases or other financing-related obligations in the amount of $250,000.00 or more;

(iii)          any improvements or additions to the capital assets of the Partnership in the amount of $250,000.00 or more;

(iv)          any act contrary to an earlier decision of a Limited Partner Supermajority; or

(v)           any other act which by any other provision of this Agreement is required to be approved or authorized by a Limited Partner Supermajority.

(b)           The General Partner shall not take any action required by any provision of this Agreement or by law to be approved or authorized by all of the Partners unless such action has been so approved or authorized by all of the Partners.

(c)           The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership.  No Partnership funds shall be loaned or advanced to the General Partner.

(d)           The General Partner shall not acquire any assets on behalf of the Partnership from any Partner unless (A) (i) such assets are required by the Partnership for its Business and (ii) the acquisition terms are not less favorable to the Partnership than would be available from nonaffiliated third parties, (B) such assets are acquired pursuant to the Ground Lease or the Storage Tank Lease or (C) unless the transaction is approved by a Limited Partner Supermajority.

(e)           The General Partner shall not receive any reimbursements, compensation, fees, or distributions from the Partnership, except as provided or contemplated in this Agreement.

(f)            The General Partner shall not require any prepayment charge or penalty on any loan it may make to the Partnership.

(g)           The General Partner shall not cause the Partnership to reacquire or redeem any Limited Partner Partnership Interests, without the prior consent of a Limited Partner Supermajority or except as may be required by law.

(h)           The General Partner shall not take any action prohibited by, or in contravention of, this Agreement or the Act.

(i)            The General Partner shall not take any action with respect to the Partnership in contravention of the General Partner’s Certificate of Incorporation or Bylaws.

7.5           Other Businesses of Partners.

(a)           Any Partner may engage independently or with others in other business ventures of every nature and description.  Nothing in this Agreement shall be deemed to prohibit any Partner from dealing, or otherwise engaging in business, with Persons transacting business with the Partnership, and receiving compensation therefor based upon industry standards from any Person who has provided or may in the future provide any services to, sell any property to or purchase any property from the Partnership.

(b)           No Partner shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and each Partner shall have the right to take for its own account or with others or to recommend to others any such particular investment opportunity.

(c)           Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities of another Partner, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

7.6           Limitation on Liability of the General Partner; Indemnification.

(a)           To the extent permitted by law, the General Partner and its officers, directors, employees and agents shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any act, omission or error in judgment performed, omitted or made by it or them in good faith and in a manner believed by it or them to be within the scope of authority granted to the General Partner by this Agreement and in the best interests of the Partnership, provided that such act, omission or error in judgment does not constitute fraud, gross negligence, willful misconduct or other breach of fiduciary duty.  The General Partner may consult with such legal or other professional counsel as it may select.  Any action taken or omitted by it in good faith reliance on, or in accordance with, the opinion or advice of such counsel shall be full protection and justification to the General Partner with respect to the actions taken or omitted.

(b)           To the extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner and its officers, directors, employees and agents, in such capacities, from and against any loss, expense, damage or injury suffered, sustained or incurred by it or them arising out of any actual or threatened action, suit, proceeding or claim relating to their activities on behalf of the Partnership, or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense or settlement of any actual or threatened action, suit, proceeding or claim and any payments made by the General Partner pursuant to indemnification agreements no broader than this Section 7.6; provided, however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, suit, proceeding or claim is based were taken or omitted in good faith in a manner believed by them to be in the best interests of the Partnership and did not constitute fraud, gross negligence, willful misconduct or other breach of fiduciary duty on the part of such indemnified party.  The satisfaction of any foregoing indemnification obligation shall be from, and limited to, Partnership Property, and no Limited Partner shall have any personal liability with respect thereto.

7.7           Partnership Assets to be Used First.  All Partnership obligations and liabilities shall be satisfied first from Partnership Properties before the General Partner or any other Person is responsible therefor, except as the General Partner or other Person may otherwise agree.

7.8           No Preferential Transactions with Partners.  Except as and to the extent otherwise specifically provided or contemplated herein, the Business of the Partnership shall be operated in all respects as a business separate and distinct from the businesses of its Partners and no Partner shall have any right to preferential treatment from the Partnership over other Partners or third parties.  The Partnership shall have no obligation to buy raw materials or other products or services from any Partner or its affiliates or to sell any production output or other products or services to any Partner or its affiliates, but the Partnership may do so on such terms and conditions as the General Partner determines to be in the best interests of the Partnership and the Business.

ARTICLE VIII
ACCOUNTING AND BANK ACCOUNTS

8.1           Books and Records.  At all times during the existence of the Partnership, the General Partner shall maintain, or cause to be maintained, full and true books of account, which shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business.  Such books of account, together with a copy of this Agreement and a copy of the Certificate, a current list of the names and last known mailing address of each Partner and any other records and reports required to be maintained under the Act, shall at all times be maintained at the principal place of business of the Partnership.  The Partnership shall not be required to deliver to any Limited Partner a copy of the Certificate or any amendment thereto after the same has been duly filed, but the Partnership shall deliver such a copy to any Limited Partner who requests a copy in writing.  Each Limited Partner and his designated representatives (including, without limitation, attorneys and accountants) shall have the right at any time to inspect and copy from such books of account and other records of the Partnership in accordance with reasonable standards established by the General Partner governing what information and documents are to be furnished for inspection by the Limited Partners, at what time and location, at whose expense and other matters relating to such inspections.

8.2           Taxable and Fiscal Year.  The Partnership’s taxable and fiscal year shall end on December 31st of each year, unless a different year is required pursuant to Code Section 706.

8.3           Financial Reports.

(a)           Within 45 days after the end of the first six months of each fiscal year, the General Partner shall deliver to each Limited Partner a report for such semi-annual period containing such information, financial and otherwise, regarding the Partnership as the General Partner deems appropriate.

(b)           Within 75 days after the end of each fiscal year, the General Partner shall deliver to each Limited Partner:

(i)            a balance sheet as of the end of such year and related financial statements for the year then ended, all of which shall be examined and reported upon, with an opinion expressed by, the Accountant; and

(ii)           other pertinent information regarding the Partnership.

(c)           Within 75 days after the end of each fiscal year, the General Partner shall deliver to each Limited Partner all information with respect to the

Partnership necessary for the Limited Partner’s Federal and state income tax returns.

8.4           Tax Returns and Elections; Tax Matters Partner.  The General Partner shall cause to be prepared and timely filed all Federal, state and local income tax returns and other returns or statements required of the Partnership by applicable law.  The Partnership shall claim all deductions and make such elections for Federal or state income tax purposes which the General Partner reasonably believes will produce the most favorable tax results for the Partners.  The General Partner is hereby designated as the Partnership’s “Tax Matters Partner,” as defined in the Code, and in such capacity is hereby authorized and empowered to act for and represent the Partnership and each of the Limited Partners before the Internal Revenue Service in any audit or examination of any Partnership tax return and before any court selected by the General Partner for judicial review of any adjustment assessed by the Service.  The General Partner does hereby accept such designation.  Each of the Limited Partners does by execution of this Agreement consent to and agree to become bound by all actions of the General Partner as “Tax Matters Partner,” including any contest, settlement or other action or position which the General Partner may deem proper under the circumstances.  The General Partner and the Limited Partners specifically acknowledge, without limiting the general applicability of this Section 8.4, that the General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner with respect to any action taken by it in its capacity as the Tax Matters Partner.  All out-of-pocket expenses incurred by the General Partner in its capacity as the Tax Matters Partner shall be considered expenses of the Partnership for which the General Partner shall be entitled to full reimbursement.

8.5           Section 754 Election.  In the event a distribution of Partnership Properties occurs which satisfies the provisions of Section 734 of the Code or in the event a transfer of a Partnership Interest occurs which satisfies the provisions of Section 743 of the Code, the Partnership shall, if requested to do so by the distributee or transferee, elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership Properties to the extent allowed by such Section 734 or 743 and shall cause such adjustments to be made and maintained.  Any additional accounting expenses incurred by the Partnership in connection with making or maintaining such basis adjustment shall be reimbursed to the Partnership by the distributee of such assets or the transferee of such Partnership Interest who benefits from the making and maintenance of such basis adjustment.

8.6           Bank Accounts.  All funds of the Partnership shall be deposited in the Partnership’s name in such bank, money market or similar account(s) as may be designated by the General Partner and where there is appropriate safety of principal.  Withdrawals therefrom shall be made only by persons authorized to do so by the General Partner.

ARTICLE IX
LIMITED PARTNERS

9.1           Rights of Limited Partners.  The Limited Partners shall have the powers and shall be entitled to exercise the rights given to them by the terms of this Agreement and by law, and the exercise of such rights shall not be deemed to constitute participation or taking part in the management or control of the business of the Partnership.

9.2           Limitation on Limited Partners’ Liability.  No Limited Partner shall be personally liable for the expenses, liabilities or obligations of the Partnership or the General Partner.  The liability of each Limited Partner shall be limited solely to the amount of such Limited Partner’s Capital Contribution and its obligations under Section 4.6 above.  No provision of this Agreement shall be construed to create an obligation of a Limited Partner to contribute additional capital to the Partnership for the benefit of any third party.

9.3           Power of Attorney.

(a)           Each Limited Partner hereby irrevocably constitutes and appoints the General Partner, as such Limited Partner’s true and lawful attorney-in-fact with full power and authority to act in such Limited Partner’s name, place and stead to make, execute, acknowledge, deliver, swear to, file, record and publish: (i) any amendments to or cancellations of the Certificate that may require the signature of such Limited Partner, (ii) all fictitious name registration forms, (iii) any amendments to this Agreement adopted in accordance with this Agreement, (iv) all certificates, forms and other instruments necessary to qualify, continue or terminate the qualification of the Partnership in any state where it may be doing business, and (v) any other instrument which the General Partner deems to be in the best interests of the Partnership to file and which is not inconsistent with this Agreement.  The Power of Attorney hereby granted by each Limited Partner is coupled with an interest, is irrevocable, and shall survive the death, incapacity, dissolution, termination or Bankruptcy of the Limited Partner or the transfer by the Limited Partner of all or part of such Limited Partner’s Partnership Interest.  The Power of Attorney hereby granted is a durable power of attorney.

(b)           Each Limited Partner shall deliver to the General Partner, within five days of receipt of a request therefor from the General Partner, such other and further powers of attorney or instruments as the General Partner deems necessary or appropriate to carry out the intent and purposes of subSection (a) above and the remainder of this Agreement.

9.4           Changes in Addresses.  Each Limited Partner shall promptly report to the Partnership any changes in the address of the Limited Partner as previously reported to the Partnership.  The General Partner shall cause this Agreement (specifically Schedule A) to be duly amended to reflect the address changes of the Limited Partners, if any.

9.5           General Partner as Limited Partner.  If the General Partner acquires or becomes a transferee of all or a part of the Partnership Interest of a Limited Partner, the General Partner, subject to the provisions of Article X, shall be treated also as a Limited Partner to the extent of such Partnership Interest.

ARTICLE X
TRANSFERS OF PARTNERSHIP INTERESTS BY LIMITED PARTNERS

10.1         General Restrictions.  No Limited Partner shall Transfer all or any part of such Limited Partner’s Partnership Interest, except as provided in this Agreement.  Any purported

Transfer of a Partnership Interest by a Limited Partner in violation of the terms of this Agreement shall be null and void and of no effect.  A permitted Transfer shall be effective as of the date specified in the instruments relating thereto that are delivered to the General Partner.  Each Limited Partner represents and warrants that such Limited Partner has acquired its Partnership Interest for its own account for investment and not with a view to the resale, fractionalization, division or distribution thereof.

10.2         Permitted Transfers.  A Limited Partner shall have the right to Transfer (but not to substitute the transferee as a Substitute Limited Partner in such Limited Partner’s place except in accordance with Section 10.3 below) all or any part of such Limited Partner’s Partnership Interest provided that (i) the Transfer would not result in the “termination” of the Partnership pursuant to Section 708 of the Code, (ii) the transferor has complied with the provisions of Section 10.8 below, if applicable, (iii) the General Partner has consented in writing to such Transfer and transferee, and (iv) if required by the General Partner, the transferor or transferee has delivered to the Partnership an unqualified opinion of counsel satisfactory to the Partnership that neither the Transfer nor any offering in connection therewith was required to be registered under either the Securities Act of 1933, as amended, or any applicable state securities laws and that such Transfer does not adversely affect any exemption from registration that was available to the Partnership.  Any transferee desiring to make a further Transfer shall be subject to all of the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make any Transfer.

10.3         Substitute Limited Partners.  No transferee (including, without limitation, a transferee under Section 10.8 below) of all or any part of the Partnership Interest of any Limited Partner shall become a Substitute Limited Partner unless and until:

(a)           the transferor has stated such intention in the instrument of assignment;

(b)           the transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement and has provided such other instruments and such assurances as to the enforceability of all such instruments as the General Partner may require;

(c)           the transferor or transferee has paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a Substitute Limited Partner; and

(d)           the General Partner, in its sole and absolute discretion, has consented in writing to such transferee becoming a Substitute Limited Partner; provided however, if the transferor, directly or indirectly, controls the Board of Directors of the General Partner by virtue of (i) a majority of the Board being comprised of the transferor’s and its affiliates’ designated representatives or (ii) the transferor and its affiliates owning 40% or more of the outstanding stock of the General Partner, the written consent required by this clause (d) shall be that of the holders of 50% or more of the Percentage Interests held by all Limited Partners other than the transferor and its affiliates.

The Limited Partners hereby consent to any substitution made in accordance with the provisions of this Section 10.3.  Upon satisfaction of all of the foregoing conditions with respect to a particular transferee, the General Partner shall cause this Agreement (specifically Schedule A) to be duly amended to reflect the admission of the transferee as a Substitute Limited Partner.

10.4         Effect of Bankruptcy, Death, Incompetency or Termination of a Limited Partner.  The Bankruptcy, death, adjudication of incompetency, dissolution or termination of the existence of a Limited Partner shall not cause the termination or dissolution of the Partnership.  Upon any such occurrence, the trustee, executor, administrator, guardian, conservator or similar legal representative of the Limited Partner, in such capacity, shall be liable for all of the obligations of the Limited Partner and have all of the rights of a Limited Partner for the purpose of settling or managing the Limited Partner’s estate or property, including the power to give a transferee the right to become a Substitute Limited Partner subject to compliance with the conditions of Section 10.3.

10.5         Effect of Admission as a Substitute Limited Partner.  Unless and until admitted as a Substitute Limited Partner pursuant to Section 10.3, a transferee of a Limited Partner Partnership Interest shall not be entitled to exercise any rights of a limited partner in the Partnership, including the right to vote, grant approvals or give consents with respect to such Partnership Interest, the right to require any information or accounting of the Partnership’s business or the right to inspect the Partnership’s books and records, but such transferee shall only be entitled to receive, to the extent of the Partnership Interest transferred to him, the Distributions to which the transferor would be entitled.  A transferee who has become a Substitute Limited Partner has, to the extent of the Partnership Interest transferred to it, all the rights and powers of the Person for whom he is substituted and is subject to the restrictions and liabilities of a Limited Partner under this Agreement and the Act.  Upon admission of a transferee as a Substitute Limited Partner, the transferor of the Partnership Interest so acquired by the Substitute Limited Partner shall cease to be a limited partner of the Partnership to the extent of such Partnership Interest.  A Person shall not cease to be a Limited Partner upon assignment of all of such Limited Partner’s Partnership Interest unless and until the transferee(s) becomes a Substitute Limited Partner.

10.6         Additional Limited Partners.

(a)           Subject to subSection (c) below, the General Partner shall have the right and power from time to time after the Closing to (i) establish one or more new classes of Limited Partner Partnership Interests having such rights and obligations under this Agreement as the General Partner in its discretion may determine, (ii) cause the Partnership to issue and sell Partnership Interests of such new class or existing class of Limited Partner Partnership Interests for such prices and on such other terms and conditions as the General Partner in its discretion may determine and (iii) admit the Persons purchasing such Partnership Interests as Limited Partners within such new or existing class.

(b)           In establishing a new class of Limited Partner Partnership Interests pursuant to this Section 10.6, the General

Partner shall have the right (subject to subSection (c) below) to amend this Agreement in such manner as the General Partner in its discretion deems necessary or appropriate to set out in full the relative rights and obligations of each class of Partners (including, without limitation, with respect to distributions and allocations) and to otherwise make conforming and other related amendments to this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the execution of any such amendment by the General Partner shall be sufficient for such amendment to be effective as to all Partners.

(c)           In exercising its powers under subsections (a) and (b) above, the General Partner shall not be required to reduce or dilute its Percentage Interest under this Agreement, but all resulting changes in the Percentage Interests of the Limited Partner’s Partnership Interests then outstanding shall be proportionate.

(d)           Each Person purchasing any Limited Partner Partnership Interest pursuant to this Section 10.6 shall be deemed admitted to the Partnership as a Limited Partner, within such new class if applicable, and shall be subject to and bound by this Agreement.  No action or consent of any Limited Partner shall be required for any action taken by the General Partner pursuant to this Section 10.6, including the admission of a Limited Partner.  Each Person who is or may become a Limited Partner hereby consents to any admission made in accordance with the provisions of this Section 10.6.  The General Partner shall cause this Agreement (specifically Schedule A) to be duly amended to reflect the issuance of any Limited Partner Partnership Interests and the admission of any additional Limited Partners.

10.7         Withdrawal of a Limited Partner.  No Limited Partner shall have the right or power to withdraw, resign or retire from the Partnership prior to the expiration of the term of the Partnership, as set forth in Section 2.4.

10.8         Right of First Refusal.  If at any time a Limited Partner (“Selling Limited Partner”) desires to Transfer all or any part of its Limited Partner partnership Interest (the “Subject Interest”) to a third party pursuant to a bona fide offer (including a closing date within 120 days of the date of the offer) to purchase for cash or cash and notes secured by the Subject Interest, the following shall apply:

(a)           The Selling Limited Partner shall submit to each other Partner(s) (collectively the “Other Partners”) a written offer stating the Percentage Interest of the Subject Interest desired to be sold or conveyed, the name of the proposed purchaser, the price and payment terms and other terms and conditions of the third party offer (the “Offer”).

(b)           The Other Partners shall have 30 days from the receipt of the Offer to accept the terms and conditions set forth in the Offer by giving written notice thereof to the Selling Limited Partner.  Subject to subSection (c) below, each Other Partner shall have the right to purchase a portion of the Subject Interest equal to (i) a fraction the numerator of which is the Percentage Interest of the Other Partner and the denominator of which is the sum of the Percentage Interests of all of the Other Partners who desire to purchase part of the Subject Interest or (ii) such greater portion as shall be agreed upon by all such Other Partners.

(c)           If the Other Partners agree to purchase all (but not less than all) of the Subject Interest, then the Selling Limited Partner and the Other Partners who are purchasing shall close the purchase upon the terms and conditions of the Offer within 60 days after the Offer is made (or if later the closing date set forth in the Offer).

(d)           If the Other Partners fail to agree to purchase all of the Subject Interest within the time period set out above, the Selling Limited Partner shall have the right, subject to compliance with the provisions of Sections 10.2 and 10.3 above, to consummate the sale or conveyance of all of the Subject Interest so long as (i) the purchaser is the proposed purchaser named in the Offer, (ii) the price, payment and other terms are at least as favorable to the Selling Partner as those set forth in the Offer, (iii) the closing occurs on or before the date set forth in the Offer and (iv) the proposed purchaser or an affiliate of the proposed purchaser also acquires any ownership interest in the General Partner held by the Selling Limited Partner.

(e)           Any purchaser desiring to make a further sale or conveyance of any part of the Subject Interest shall be subject to this Section 10.8.

ARTICLE XI
CHANGES IN GENERAL PARTNER
AND TRANSFERS OF ITS PARTNERSHIP INTEREST

11.1         Transfers of Partnership Interests.

(a)           No General Partner shall Transfer all or any part of its Partnership Interest, except as provided in this Agreement.  Any purported Transfer of a Partnership Interest by a General Partner in violation of the terms of this Agreement shall be null and void and of no effect.

(b)           A General Partner shall have the right to Transfer (but not to substitute the transferee as a General Partner in such General Partner’s stead) all or any part of such General Partner’s Partnership Interest provided that (i) the Transfer would not result in the “termination” of the Partnership pursuant to Section 708 of the Code, and (ii) the remaining General Partners (if any) and a Limited Partner Supermajority have consented in writing to such Transfer and transferee.  Any transferee desiring to make a further Transfer shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any General Partner desiring to make any Transfer.  The Limited Partners hereby consent to any Transfer made in accordance with the provisions of this Section 11.1(b).

(c)           A Person shall not cease to be a General Partner upon the assignment of all of such General Partner’s Partnership Interest unless and until the transferee(s) thereof has been admitted to the Partnership as a successor general partner pursuant to Section 11.5(a) below.  Upon such admission, the successor general partner automatically shall be deemed to have exercised a right to carry on the Partnership, and the Partnership shall not be deemed to have dissolved and be required to wind up its affairs.

11.2         Withdrawal of a General Partner.  Except with the written approval of the other General Partners (if any) and a Limited Partner Supermajority, no General Partner shall have the right to withdraw, resign or retire from the Partnership.

11.3         Removal of a General Partner.

(a)           A Limited Partner Supermajority shall have the right and power, to be exercised in writing, to remove a General Partner as a general partner of the Partnership for “cause”.

(b)           For purposes of this Section 11.3, “cause” shall mean the commission by a General Partner of:

(i)            an act of fraud, gross negligence, willful misconduct or reckless disregard of duty with respect to the Partnership; or

(ii)           a continuing material breach of the General Partner’ s material duties and obligations under this Agreement.

11.4         Effect of Withdrawal or Removal of a General Partner.  In the event of the withdrawal or removal of a General Partner or any other “event of withdrawal of a general partner” (as defined in subSection (g) below), the following shall apply:

(a)           Except as provided in Section 11.1(c) above or as otherwise approved by the specific written consent of all Partners at the time, such General Partner shall immediately cease to be a general partner of the Partnership (thereby terminating all management powers, duties and responsibilities of such General Partner) and its Partnership Interest shall be deemed to have been surrendered (except to the extent it is to be purchased pursuant to subSection (d) below).

(b)           The remaining General Partners, if any, shall have the right and power to continue the business of the Partnership rather than allow the Partnership to be dissolved and its affairs wound up.  Any exercise of such right by the remaining General Partners shall be made in writing, within 60 days following such event, and a copy thereof shall be given to each Limited Partner.  The remaining General Partners shall cause this Agreement and the Certificate to be duly amended and filed to reflect any such event or continuation as and when required by the Act.

(c)           (1)           If the Partnership is dissolved as a result of such event and the business of the Partnership is wound up and terminated pursuant to the provisions of Article XII, then such General Partner (the “Former General Partner”) shall remain entitled to the Distributions and allocations that would otherwise be made to it under the provisions of Articles VI and XII.

(2)           If the business of the Partnership is continued by the remaining General Partners, if any, the Former General Partner shall be entitled to receive from such remaining General Partners (and not from the Partnership) the amount, in the manner and on the terms and conditions set forth in subSection (d) below.

(3)           If the business of the Partnership is continued by the Limited Partners pursuant to the provisions of Section 11.5(b) below, the Former General Partner shall be entitled to receive from the Partnership or the successor General Partner(s) (and not from the Limited Partners) the amount, in the manner and on the terms and conditions set forth in subSection (d) below.

(d)           Unless otherwise agreed upon by the Former General Partner and the Person(s) specified in subSection (c)(2) or (c)(3) above (the “Purchaser”), the amount payable to the Former General Partner by the Purchaser shall be determined by the Accountant and shall be equal to the amount, if any, that the Former General Partner would receive if the non-liquid assets of the Partnership were sold for their Fair Value as of the Valuation Date (as defined below), the Partnership was dissolved and the proceeds from the deemed sale and all liquid assets of the Partnership as of the Valuation Date were distributed to the Partners in accordance with the provisions of Section 6.2(c) after compliance with Sections 6.2(a) and (b) as of such date.  The “Valuation Date” shall mean the date of the applicable “event of withdrawal of a general partner”.  The Fair Value of any non-liquid assets shall be determined by a qualified appraiser(s) selected by the remaining General Partner, if any, or if none, by a Limited Partner Majority.  The appraisal shall be completed and delivered to the Accountant as soon as practicable following the Valuation Date.

Within 15 days after the Fair Value of the non-liquid assets is determined, the Accountant shall determine the amount payable to the Former General Partner and shall give written notice thereof to the Former General Partner, the remaining General Partners, if any, the successor General Partner, if any, and the Limited Partners.  Payment shall occur on such date (the “Purchase Date”) as may be selected by the Purchaser, which date shall be not more than 30 days following the date the notice is given by the Accountant.  At the closing, the Former General Partner shall execute and deliver to the Purchaser such deeds, bills of sale, assignments and other instruments as shall reasonably be requested by the Purchaser to effect the transfer to the Purchaser, as of the Valuation Date, of all of the Former General Partner’s right, title and interest in the Partnership and its assets.  Unless otherwise agreed upon by the Purchaser and the Former General Partner, the Purchaser shall pay the amount to the Former General Partner as follows:

(i) A sum equal to 20% of the amount, together with interest thereon from the Valuation Date (as determined below), shall be paid in cash to the Former General Partner on the Purchase Date,

(ii)           The balance of the amount shall be evidenced by a promissory note, dated as of the Valuation Date, from the Purchaser to the Former General Partner providing for principal to be payable in 16 consecutive equal quarterly installments, commencing three months from the Purchase Date, and for accrued interest from and after the Valuation Date to be payable on each principal installment date.  The interest rate payable on the unpaid balance of the promissory note shall be adjusted quarterly and for any given quarterly period shall be an annual rate equal to the lesser of (A) the Prime Rate in effect on the first banking day of such quarter or (ii) the maximum rate permitted by law.  Such promissory note shall be secured by the Partnership Interest acquired and shall be due and payable in full upon the commencement of distributions upon the liquidation of the Partnership or the sale or other disposition of, or the commencement of any foreclosure action with respect to, all or substantially all of the Partnership Properties.  The Purchaser shall have the right to prepay such note, in whole or in part, from time to time, without penalty.

The purchase price, if payable by the Partnership, shall be deemed a payment with respect to Partnership property under Section 736(b) of the Code to the extent of the Former General Partner’s Capital Account balance and the remainder shall be deemed a distributive share under Section 736(a) of the Code.  Should the purchase price be a negative amount, the Former General Partner shall promptly pay the full amount thereof to the Purchaser.

The Partnership shall pay the fees and expenses of the Accountant and appraiser in connection with the operation of the provisions of this Section but the cost thereby shall be taken into account by the Accountant in determining the amount to be paid to the Former General Partner.

(e)           In the event the Partnership suffers damages as a result of or in connection with any withdrawal or removal of a Former General Partner, the Partnership shall be entitled to receive from the Purchaser, out of the amount otherwise due from the Purchaser to the Former General Partner, such portion of such amount as shall be equal to such damages or all of such amount if less than such damages.  The rights of the Partnership under this subSection shall be in addition to any other rights and remedies it may have by law against the Former General Partner.

(f)            On the Purchase Date, the Purchaser shall agree to indemnify and hold the Former General Partner harmless from and against any and all loss, damage, liability or expense that the Former General Partner may incur under any liability, debt or obligation of the Partnership that was included by the Accountant as a Partnership liability, debt or obligation in determining the amount payable to the Former General Partner by the Purchaser.

(g)           For purposes of this Section 11.4, the term “event of withdrawal of a general partner” shall have the meaning set forth in the Act, except that the occurrence of an event described in Section 17-404(a)(3) or (4) of the Act shall not cause the affected General Partner to cease to be a general partner of the Partnership unless and until a Limited Partner Supermajority agrees in writing that such event shall cause the General Partner to cease to be a general partner.

11.5         Additional or Successor General Partners.

(a)           The General Partners, with the written approval of a Limited Partner Supermajority, shall have the right and power to admit to the Partnership from time to time one or more Persons as general partners, whether as an additional general partner or as a successor general partner.  If such admission is to result in a reduction or dilution of the Percentage Interests of the Limited Partners, the reduction or dilution must be proportionate among all Partners.

(b)           In the event the Partnership ceases to have any general partners for any reason (other than upon the winding up and termination of the Partnership), the Limited Partners shall have the right and power to continue the business of the Partnership if, within 90 days after (but effective as of) the date on which there ceases to be a general partner, all of the Limited Partners determine in writing to so continue the Partnership and select a successor general partner.

(c)           The Limited Partners hereby consent to any admission made in accordance with the provisions of this Section 11.5.  No Person shall be deemed to be admitted as a General Partner unless and until he shall have executed an instrument accepting and agreeing to be bound by all of the terms of this Agreement and executed an amendment to the Certificate.  The General Partners shall cause this Agreement and the Certificate to be duly amended and filed to reflect any such admission.

11.6         Changes in General Partners.  The General Partners shall promptly cause this Agreement (specifically Schedule A) and the Certificate to be duly amended and filed to reflect any changes in the composition or addresses of the General Partners.

ARTICLE XII
DISSOLUTION AND TERMINATION

12.1         Events Causing Dissolution.  The Partnership shall be dissolved upon the first to occur of the following events:

(a)           the expiration of the term of the Partnership, as set forth in Section 2.4 above;

(b)           any sale or other disposition by the Partnership of all or substantially all of its interests in the non-liquid Partnership Properties, unless the Partnership in connection with such disposition acquires a promissory note or other evidence of indebtedness, in which case the Partnership shall be dissolved following the payment of such note or other evidence of indebtedness;

(c)           the written determination by the General Partner that the Partnership should be dissolved;

(d)           the Bankruptcy of the Partnership;

(e)           the expiration of 90 days after the withdrawal or removal of the last remaining General Partner, unless an election and appointment has been made pursuant to Section 11.5(b); or

(f)            except as otherwise provided herein, any other event causing a dissolution of the Partnership under the provisions of the Act.

12.2         Effect of Dissolution.  Except as otherwise provided in this Agreement, upon the dissolution of the Partnership, the General Partner (or if there is no remaining General Partner, a liquidating trustee appointed by a Limited Partner Supermajority) shall proceed to wind up, liquidate and terminate the business and affairs of the Partnership.  In connection therewith, the General Partner or liquidating trustee shall have the specific power and authority for, in the name and on behalf of the Partnership to liquidate and reduce to cash (to the extent necessary or advisable) the assets of the Partnership as promptly as is consistent with obtaining a fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 12.3 below, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.  Notwithstanding the foregoing, no assets shall be distributed in kind to any Limited Partner without the consent of such Limited Partner.

12.3         Application of Proceeds.  Upon the dissolution and liquidation of the Partnership, the assets of the Partnership shall be applied and distributed in the order of priority established in Section 6.2.

ARTICLE XIII
MISCELLANEOUS

13.1         Meetings.  Meetings of the Partners may be called by the General Partner at any time and shall be called by the General Partner upon the written request of Limited Partners holding at least 40% of the Percentage Interests held by all Limited Partners.  Unless all Limited Partners either waive in writing notice of a meeting or are represented at a meeting in person or by proxy, written notice of each meeting, stating its place, day and hour of the meeting and the purpose(s) thereof, shall be given to each Limited Partner not less than five nor more than 30 days before the date of such meeting.  No meetings of the Limited Partners or the General Partner shall be required for a group of Limited Partners or the General Partner to take any action or make any decision, and any written document executed by the requisite number of Limited Partners or the General Partner shall constitute the act or decision of the Limited Partners or the General Partner.  The General Partner shall have the right to establish reasonable rules and procedures regarding the conduct of, and voting of the Limited Partners at, meetings of the Limited Partners.

13.2         Title to Assets.  Title to the Partnership Properties shall be held in the name of the Partnership.  No Partner shall individually have any ownership interest or rights in the Partnership Properties, except indirectly by virtue of such Partner’s ownership of an interest in the Partnership.  No Partner shall have any right to seek or obtain a partition of the Partnership Properties, nor shall any Partner have the right to demand and receive any specific assets of the Partnership upon the liquidation of or any distribution from the Partnership.  The General Partner shall execute and file such documents as may be necessary to reflect the Partnership’s ownership of the Partnership Properties in such public offices as may be required.

13.3         Nature of Interest in the Partnership.  A Partner’s interest in the Partnership shall be personal property for all purposes.

13.4         Notices.  Any formal notice, demand, request or other communication required or permitted to be given by this Agreement shall be sufficient if in writing and if hand delivered in person or by delivery service or sent by mail to the addresses of the Partners as they appear on the records of the Partnership.  All mailed notices shall be deemed to be given two days after deposit in the mail, postage prepaid.

13.5         Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership; provided, however, that nothing in this Agreement shall be intended to limit the liability of the General Partner to third party creditors.

13.6         Entire Agreement.  This Agreement, together with the Ground Lease, contains the entire agreement among the Partners, in such capacity, relative to the formation, operation and continuation of the Partnership.

13.7         Amendments.

(a)           Except as otherwise provided herein, this Agreement shall not be modified or amended in any manner other than by the written agreement of the General Partner and a Limited Partner Supermajority.

(b)           This Agreement (including Schedule A) may be amended by the General Partner, without any execution of such amendment by the Limited Partners, in order to reflect the occurrence of any of the following events provided that all of the conditions, if any, contained in the relevant Sections of this Agreement with respect to such event have been satisfied:

(1)           a change in the name or address of the Partnership (Section 2.2);

(2)           the modification of this Agreement to comply with the relevant tax laws (Section 4.3; Section 6.5(j));

(3)           an adjustment of the Percentage Interests of the Partners upon making a Capital Contribution (Section 4.6(c));

(4)           a change in the address of a Limited Partner (Section 9.4);

(5)           the establishment of a new class of Limited Partner Partnership Interests or the admission of additional Limited Partners (Section 10.6);

(6)           the admission of a Substitute Limited Partner (Section 10.3);

(7)           the removal of a General Partner (Section 11.3);

(8)           the continuation of the Partnership by any remaining General Partner (Section 11.4);

(9)           the admission of an additional or successor General Partner or the change in the address of a General Partner (Section 11.5; Section 11.6); and

(10)         the merger or consolidation of the Partnership (Section 13.8).

Anything in this Agreement to the contrary notwithstanding, no amendment to this Agreement with respect to the admission of any Partner shall be effective unless and until the Person being admitted shall have executed, in person or by power of attorney, an instrument wherein he shall have agreed to be bound by all of the terms and conditions of this Agreement, as so amended, in the capacity specified therein.

(c)           Anything in this Section 13.7 to the contrary notwithstanding, no amendment to this Agreement (except under Section 13.8 below) may:

(1)           add to, detract from or otherwise modify the purposes of the Partnership as set forth in Section 3.1, without the written consent of all Partners;

(2)           enlarge the obligations of any Partner under this Agreement, or convert the Partnership Interest of any Limited Partner into the Partnership Interest of a General Partner, or reduce (other than as provided in Sections 4.6, 10.3, 10.6, 10.8 or 11.5) the Partnership Interest or Percentage Interest of any Partner, or modify the limited liability of any Limited Partner, without the written consent of such Partner; or (3) amend Section 2.4, this Section 13.7, or any provision of this Agreement requiring the consent of a Limited Partner Supermajority, without the consent of all Partners.

(d)           All amendments to the Certificate shall be executed and filed in accordance with the provisions of the Act.

13.8         Merger or Consolidation.  To the extent permitted by the Act, the Partnership may merge or consolidate with or into another limited partnership or entity in accordance with an agreement of merger or consolidation approved by the General Partner and a Limited Partner Supermajority.  Pursuant to Section 17-211(g) of the Act, such an agreement of merger or consolidation may (i) effect an amendment to this Agreement or (ii) effect the adoption of a new partnership agreement if the Partnership is the surviving or resulting limited partnership in the merger or consolidation.

13.9         Dispute Resolution.  Except in the case where a party seeks injunctive relief as set forth in Section 13.10 below, the Partners agree that in the event of any controversy arising out of or relating to this Agreement, or any breach hereof, the affected parties agree to submit the dispute for resolution by “mini-trial,” unless such parties agree that such procedure is inappropriate for the matter in controversy.  Such mini-trial shall %e conducted in accordance with the Center For Public Resources (CPR) Mini-Trial Agreement for Business Disputes before a panel consisting of an executive with full decision-making authority from each affected party and a neutral advisor selected jointly by the parties.  Limited discovery shall be permitted as agreed by the parties.  The mini-trial shall be conducted in Minneapolis, Minnesota at an agreed time, place and date.  Arguments may be presented by counsel or others as each party deems appropriate.  Each affected party shall have no more than three hours (which may be extended by mutual agreement) to present exhibits, testimonies, summaries of testimony and exhibits and argument.  No recording of the proceeding shall be permitted.  The executives may have present and consult with other advisors as deemed appropriate.  Such proceeding shall be confidential and unless a mutually agreeable settlement is reached, no portion of the proceeding shall be used for any purpose in any subsequent proceeding.  If a mutually agreeable settlement is reached, the panel shall prepare or caused to be prepared a written settlement agreement setting forth the terms and conditions of the settlement which shall be executed by each affected party and shall be enforceable by and binding upon each part .  In the event a mutually agreeable settlement is not reached through use of the mini-trial proceeding, any affected party may initiate arbitration as provided in the following paragraph.  The neutral advisor shall be disqualified as a witness, consultant or expert in any subsequent proceeding.

In the event the affected parties have agreed that the above mini-trial procedure is not appropriate or if no mutually agreeable settlement is reached through use of the mini-trial procedure, the dispute shall be submitted to binding arbitration In accordance with the rules of the Uniform Arbitration Act.  Such arbitration shall be initiated by an affected party by notifying the other party(ies) in writing an$ requesting a panel of five arbitrators from the American Arbitration Association.  Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one name remains.  Such individual shall be the arbitrator for the controversy.  The party requesting the arbitration shall notify the arbitrator who shall hold a hearing(s) within 60 days of the notice.  Reasonable discovery, including depositions, shall be permitted.  Discovery issues shall be decided by the arbitrator.  Post-hearing briefs shall be permitted.  The arbitrator shall render a decision within twenty 20 days after the conclusion of the hearing(s).  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  All fees for such arbitration will be divided equally among the participating parties.

13.10       Injunctive Relief.  The Partners acknowledge that a remedy at law for any breach or attempted breach of Articles X or XI above will be inadequate, agree that specific performance and injunctive and other equitable relief shall be available in a case of any such breach or attempted breach and further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

13.11       Representations.

(a)           Each Partner hereby represents to the Partnership and each other Partner that (i) the Partner, if it is an entity, is duly organized and validly existing under the laws of its state of formation, (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary and appropriate action and (iii) this Agreement constitutes a valid and binding obligation of the Partner, enforceable against it in accordance with the terms hereof.

(b)           Each Partner agrees to indemnify and hold harmless the Partnership and each of the other Partners from and against any and all damage, loss, liability, cost and expense (including reasonable attorneys’ fees) which any of them may incur as a result of any misrepresentation by the Partner in this Agreement or any breach by the Partner of its agreements and warranties contained in this Agreement.

13.12       Governing Law.  This Agreement and the rights and obligations of the Partners hereunder shall be subject to, governed by and interpreted in accordance with the Act and other applicable laws of the State of Delaware.

13.13       Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the and enforceability of the remainder of this e affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

13.14       Binding Agreement.  Subject to the restrictions on the disposition of Partnership Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal and legal representatives, and permitted successors permitted assigns.  This Agreement may be assigned by a Partner only as part of a transfer of its Partnership Interest as permitted y the terms of this Agreement.

13.15       Counterparts.  This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

GENERAL PARTNER:

DAKOTA FUELS, INC.

By:	/s/ James D. Atwood
Name:	James D. Atwood
Title:

LIMITED PARTNERS:

FARMLAND INDUSTRIES INC.

By:	/s/ James D. Atwood
Name:	James D. Atwood
Title:

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION

By:	/s/ Ed Bosanko
Name:	Ed Bosanko
Title:	Treasurer/General Mgr

SCHEDULE A

LIST OF PARTNERS

Name and Address of General Partner	Capital Contribution	Percentage Interest
DAKOTA FUELS, INC.	$30,000.00	1%

c/o Farmland Industries, Inc. 3315 North Oak Trafficway Kansas City, Missouri 64116

Name and Address of General Partner	Capital Contribution	Percentage Interest
Farmland Industries, Inc. 3315 North Oak Trafficway Kansas City, MO 64116	$1,455,300.00	48.51%

South Dakota Wheat Growers Association 110 Sixth Avenue Southeast P.O. Box 1460 Aberdeen, South Dakota 57401	$1,514,700.00	50.49%

Dated:  August 27, 1991

Approved:  DAKOTA FUELS, INC.

By:	/s/ Ed Bosanko
Name:
Title:

SCHEDULE B

LEGAL DESCRIPTION OF SITE

All of Lots 11 through 16, both inclusive, Evelo’s Subdivision of the Northeast Quarter of Section 21, Township 123 North, Range 64 West of the Fifth Principal Meridian, Brown County, South Dakota

AMENDED SCHEDULE A

HEARTLAND GRAIN FUELS, L.P.

f/k/a SOUTH DAKOTA GRAIN FUELS, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

AMENDED SCHEDULE A

November 30, 2000

LIST OF PARTNERS

Name and Address of General Partner	Capital Contribution	Percentage Interest
DAKOTA FUELS, INC.	$54,236.13	0.82%

c/o Farmland Industries, Inc. 12200 North Ambassador Drive Kansas City, Missouri 64163 P.O. Box 20111 Kansas City, Missouri 64195

Name and Address of Limited Partner	Capital Contribution	Percentage Interest
Farmland Industries, Inc. 12200 North Ambassador Drive Kansas City, Missouri 64163 P.O. Box 20111 Kansas City, Missouri 64195	$3,064,239.60	46.28%

South Dakota Wheat Growers Association 110 Sixth Avenue Southeast P.O. Box 1460 Aberdeen, South Dakota 57401	$3,171,162.13	47.90%

Williams Ethanol Services, Inc. a/k/a Williams Bio-Energy 1300 S. 2nd Street Pekin, Illinois 61554	$331,034.00	5.0%

Dated: November 30, 2000

Approved:  DAKOTA FUELS, INC.

By:	/s/ Donald Gales
	Name:	Donald Gales
	Title:	Chairman

ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST

THIS ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST (this “Assignment”), made and entered into this 30th day of November, 2000, by and between South Dakota Wheat Growers Association (“Assignor”), and Williams Ethanol Services, Inc., a/k/a Williams Bio-Energy (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is a limited partner in Heartland Grain Fuels, L.P., a Delaware limited partnership (the “Partnership”), pursuant to that certain Agreement of Limited Partnership, dated August 27, 1991, as amended (the “Partnership Agreement”); and

WHEREAS, Assignor desires to assign to Assignee a two and one-half percent (2.5%) limited partnership interest (the “Assigned Interest”) in the Partnership and to have the Assignee admitted as a Substitute Limited Partner in the Partnership to the extent of such Assigned Interest; and

WHEREAS, Assignee desires to accept assignment of the Assigned Interest from Assignor, to accept the provisions of the Partnership Agreement and to become a Substitute Limited Partner in the Partnership;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.             Assignment.  Assignor warrants that it has fully right to assign and hereby assigns to Assignee the Assigned Interest, free and clear of any liens, claims or encumbrances for the purchase price of $450,000 to be paid in cash at the execution of this Agreement.  Assignor hereby intends that Assignee shall become a Substitute Limited Partner in the Partnership pursuant to Section 10.3 of the Partnership Agreement to the extent of the Assigned Interest.

2.             Acceptance of Assignment.  Assignee does hereby accept assignment of the Assigned Interest from Assignor and Assignee does hereby adopt the terms and provisions of the Partnership Agreement.

3.             Conditions Precedent.  This Assignment shall be effective only upon the approval of this Assignment by the General Partner of the Partnership pursuant to Section 10.2 of the Partnership Agreement and upon the consent of the General Partner and Limited Partners of the Partnership for Assignee to become a Substitute Limited Partner of the Partnership pursuant to Section 10.3 of the Partnership Agreement.

4.             Expenses of Admission.  Assignor does hereby agree to pay any and all expenses incurred by the Partnership in admitting Assignee as a Substitute Limited Partner in the Partnership.

5.             Huron, South Dakota Plant.  To the extent that there are additional costs associated with the Huron, South Dakota Ethanol Plant owned by the Partnership to reach an operation level of a 10 million gallon per year capacity, the Assignor and Farmland Industries,

Inc.(“Farmland”) shall be responsible for such costs and shall indemnify and hold Assignee harmless from such costs until such time as the Huron plant has been certified to be at a 10 million gallon per year capacity.  In order to determine when the plant is capable of operating at such capacity, an independent third party chosen by Assignor, Assignee and Farmland shall be employed to rate the capacity of the plant.  Upon achieving a rating of a minimum 10 million gallon capacity from such third party, the requirements contained herein shall be deemed to have been met.

6.             Working Capital.  Until such time as the Partnership has at least $1,000,000 in net working capital, Assignor and Farmland shall hold Assignee harmless from any and all calls for capital contribution made by the Partnership, and Assignor and Farmland shall make such capital contributions for each of Assignor’s and Farmland’s accounts.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION

By	/s/ Donald Gales
	Title:	C.E.O. & Treas

“Assignor”

WILLIAMS ETHANOL SERVICES, INC.
a/k/a Williams Bio-Energy

By	/s/ Ronald Miller
	Title:	President

“Assignee”

CONSENT OF GENERAL PARTNER

The undersigned, being the general partner of Heartland Grain Fuels, L.P. (the “Partnership”), does hereby consent to the foregoing Assignment of Limited Partnership Interest pursuant to Section 10.2 of the Agreement of Limited Partnership and does hereby consent to Williams Ethanol Services, Inc., a/k/a Williams Bio-Energy, becoming a Substitute Limited Partner of the Partnership pursuant to Section 10.3 of the Agreement of Limited Partnership.

Dated: November 30, 2000

DAKOTA FUELS, INC.

By	/s/ Donald Gales
	Title:	Chairman

CONSENT OF LIMITED PARTNER

The undersigned, being the sole non-assigning limited partner of Heartland Grain Fuels, L.P. (the “Partnership”), pursuant to the Assignment of Limited Partnership Interest between South Dakota Wheat Growers Association, as Assignor, and Williams Ethanol Services, Inc., a/k/a Williams Bio-Energy, as Assignee, does hereby consent to Williams Ethanol Services, Inc., a/k/a Williams Bio-Energy, becoming a Substitute Limited Partner of the Partnership pursuant to Section 10.3 of the Agreement of Limited Partnership.

FARMLAND INDUSTRIES, INC.

By	/s/ Ken D. Thomas
	Title:	Director Grain Processing

ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST

THIS ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST (this “Assignment”), made and entered into this 30th day of November, 2000, by and between Farmland Industries, Inc. (“Assignor”), and Williams Ethanol Services, Inc., a/k/a Williams BioEnergy (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is a limited partner in Heartland Grain Fuels, L.P., a Delaware limited partnership (the “Partnership”), pursuant to that certain Agreement of Limited Partnership, dated August 27, 1991, as amended (the “Partnership Agreement”); and

WHEREAS, Assignor desires to assign to Assignee a two and one-half percent (2.5%) limited partnership interest (the “Assigned Interest”) in the Partnership and to have the Assignee admitted as a Substitute Limited Partner in the Partnership to the extent of such Assigned Interest; and

WHEREAS, Assignee desires to accept assignment of the Assigned Interest from Assignor, to accept the provisions of the Partnership Agreement and to become a Substitute Limited Partner in the Partnership;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.             Assignment.  Assignor warrants that it has full right to assign and hereby assigns to Assignee the Assigned Interest, free and clear of any liens, claims or encumbrances for the purchase price of $450,000 to be paid in cash at the time of execution of this Agreement.  Assignor hereby intends that Assignee shall become a Substitute Limited Partner in the Partnership pursuant to Section 10.3 of the Partnership Agreement to the extent of the Assigned Interest.

2.             Acceptance of Assignment.  Assignee does hereby accept assignment of the Assigned Interest from Assignor and Assignee does hereby adopt the terms and provisions of the Partnership Agreement.

3.             Conditions Precedent.  This Assignment shall be effective only upon the approval of this Assignment by the General Partner of the Partnership pursuant to Section 10.2 of the Partnership Agreement and upon the consent of the General Partner and Limited Partners of the Partnership for Assignee to become a Substitute Limited Partner of the Partnership pursuant to Section 10.3 of the Partnership Agreement.

4.             Expenses of Admission.  Assignor does hereby agree to pay any and all expenses incurred by the Partnership in admitting Assignee as a Substitute Limited Partner in the Partnership.

5.             Huron, South Dakota Plant.  To the extent that there are additional costs associated with the Huron, South Dakota Ethanol Plant owned by the Partnership to allow it to reach an operation level of a 10 million gallon per year capacity, the Assignor and South Dakota Wheat Growers Association (“SDWG”) shall be responsible for such costs and shall indemnify and hold Assignee harmless from such costs until such time as the Huron plant has been certified to be at a 10 million gallon per year capacity.  In order to determine when the plant is capable of operating at such capacity, an independent third party chosen by Assignor, Assignee and SDWG shall be employed to rate the capacity of the plant.  Upon achieving a rating of a minimum 10 million gallon capacity from such third party, the requirements contained herein shall be deemed to have been met.

6.             Working Capital.  Until such time as the Partnership has at least $1,000,000 in net working capital, Assignor and SDWG shall hold Assignee harmless from any and all calls for capital contribution made by the Partnership, and Assignor and SDWG shall make such capital contributions for each of Assignor’s and SDWG’s accounts.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

FARMLAND INDUSTRIES, INC.

By	/s/ Ken D. Thomas
	Title:	Director Grain Processing

“Assignor”

WILLIAMS ETHANOL SERVICES, INC.
a/k/a Williams Bio-Energy

By	/s/ Ronald Miller
	Title:	President

“Assignee”

2

CONSENT OF GENERAL PARTNER

The undersigned, being the general partner of Heartland Grain Fuels, L.P. (the “Partnership”), does hereby consent to the foregoing Assignment of Limited Partnership Interest pursuant to Section 10.2 of the Agreement of Limited Partnership and does hereby consent to Williams Ethanol Services, Inc., a/k/a Williams Bio-Energy, becoming a Substitute Limited Partner of the Partnership pursuant to Section 10.3 of the Agreement of Limited Partnership.

Dated: November 30, 2000

DAKOTA FUELS, INC.

By	/s/ Donald Gales
	Title:	Chairman

CONSENT OF LIMITED PARTNER

The undersigned, being the sole non-assigning limited partner of Heartland Grain Fuels, L.P. (the “Partnership”), pursuant to the Assignment of Limited Partnership Interest between Farmland Industries, Inc., as Assignor, and Williams Ethanol Services, Inc., a/k/a Williams Bio-Energy, as Assignee, does hereby consent to Williams Ethanol Services, Inc., a/k/a Williams Bio-Energy, becoming a Substitute Limited Partner of the Partnership pursuant to Section 10.3 of the Agreement of Limited Partnership.

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION

By	/s/ Donald Gales
	Title:	C.E.O. & Treas

3

PURCHASE AGREEMENT FOR STOCK AND
LIMITED PARTNERSHIP INTEREST

This Purchase Agreement for Stock and Limited Partnership Interest (“Agreement”) is made and entered into this 12th day of April, 2002, by and between Farmland Industries, Inc., a Kansas cooperative association, (“Seller”) and Heartland Producers, LLC, a South Dakota limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns 49% of the issued and outstanding common stock of Dakota Fuels, Inc., a Delaware corporation (“Dakota Fuels”); and

WHEREAS, Dakota Fuels owns a .82% interest in Heartland Grain Fuels, L.P., a Delaware limited partnership (“Heartland Grain”), and is the sole General Partner of Heartland Grain; and

WHEREAS, pursuant to that certain Agreement of Limited Partnership dated August 27, 1991 by and between Dakota Fuels and the limited partners set forth on Schedule A to the Partnership Agreement, as amended, Seller was issued a 46.28% limited partnership interest in Heartland Grain; and

WHEREAS, Seller and Buyer executed that certain Option to Purchase Partnership Interest dated April 3, 2002 whereby Seller granted Buyer an option to purchase all of Seller’s shares of common stock in Dakota Fuels and Seller’s limited partnership interest in Heartland Grain (collectively, “Seller’s Interest”); and

WHEREAS, Buyer desires to accept assignment of Seller’s Interest and to become a Substitute Limited Partner in Heartland Grain;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties hereto, the parties agree as follows:

1.             Sale and Transfer of Shares and Partnership Interest.  Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept, all of Seller’s common stock in Dakota Fuels and all of Seller’s limited partnership interest in Heartland Grain.

2.             Consideration.  Buyer will pay to Seller for Seller’s Interest the sum of FIVE MILLION AND NO/100ths DOLLARS ($5,000,000.00) in full on the Closing Date by wire transfer of funds (the “Purchase Price”).

3.             Closing.  Closing of the transaction shall occur on April 12, 2002, or at such other time as mutually agreed by the parties (“Closing”).

4.             Documents to be Delivered at Closing.  At Closing, Seller will deliver to Buyer one (1) Dakota Fuels share certificate representing 490 shares of common stock, duly endorsed for transfer to Buyer, and an Assignment of Limited Partnership Interest assigning Seller’s limited partnership interest in Heartland Grain.

5.             Representations and Warranties by Seller.  Seller warrants and represents to Buyer that:

a)              Seller is a cooperative duly organized, validly existing and in good standing under the laws of the state of Kansas;

b)             Seller has the full right to sell, transfer and assign Seller’s Interest;

c)              Seller’s Interest when transferred to Buyer will be free and clear of any liens or other encumbrances, but is otherwise transferred “as is”, without additional warranty other than those explicitly made herein; and

d)             Seller has taken all corporate action required to authorize the execution and delivery of this Agreement.

6.             Representations and Warranties by Buyer.  Buyer warrants and represents to Seller that:

a)              Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of South Dakota; and

b)             Buyer has taken all corporate action required to authorize the execution and delivery of this Agreement.

7.             Acceptance of Assignment.  Buyer does hereby accept assignment of Seller’s Interest and agrees to become a Substitute Limited Partner in Heartland Grain pursuant to Section 10.3 of the Partnership Agreement.  Buyer does hereby adopt the terms and provisions of the Partnership Agreement as a limited partner of Heartland Grain.

8.             Release.  Buyer hereby releases Seller from any and all loss, cost, claims, damages, liabilities and causes of action arising from its involvement with Dakota Fuels or Heartland Grain, this Agreement or the transactions contemplated hereby.

9.             Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of Kansas.

10.           General.  The captions of paragraphs in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.  This Agreement constitutes the entire contract between the parties and may not be modified or amended except in writing signed by both parties.  Neither party may assign its rights under this Agreement without the prior written consent of the other party.  All of the terms and conditions of this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SELLER:		BUYER:

FARMLAND INDUSTRIES, INC.		HEARTLAND PRODUCERS, LLC

By	/s/ Tim R. Daugherty	By	/s/ Craig D Schaunaman
Title:	Vice President	Title:	President

ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST

THIS ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST is made as of the 12th day of April, 2002, by and between Farmland Industries, Inc., a Kansas cooperative corporation (“Seller”), and Heartland Producers, LLC, a South Dakota limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer entered into that certain Purchase Agreement for Stock and Limited Partnership Interest with respect to Seller’s ownership interests in Dakota Fuels, Inc. and Heartland Grain Fuels, L.P. (the “Purchase Agreement”).

WHEREAS, in connection with the Purchase Agreement, Seller agreed to sell, assign and transfer to Buyer, and Buyer agreed to purchase and accept, all of Seller’s limited partnership interest in Heartland Grain Fuels, L.P., a Delaware limited partnership;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller does hereby transfer and assign good and marketable title, free and clear of all liens, unto Buyer, its 46.28% limited partnership interest in Heartland Grain Fuels, L.P.

IN WITNESS WHEREOF, this document has been executed as of the 12th day of April, 2002.

FARMLAND INDUSTRIES, INC.

By	/s/ Tim R. Daugherty
Title:	Vice President

ACCEPTED, this 12th day of April, 2002, by the undersigned who hereby accepts assignment of the assigned interests.

HEARTLAND PRODUCERS, LLC

By	/s/ Craig D. Schaunaman
Title:	President

CONSENT OF GENERAL PARTNER

The undersigned, being the general partner of Heartland Grain Fuels, L.P. (the “Partnership”), does hereby consent to the foregoing Assignment of Limited Partnership Interest pursuant to Section 10.2 of the Agreement of Limited Partnership dated August 27, 1991, as amended, and does hereby consent to Heartland Producers, LLC becoming a Substitute Limited Partner of the Partnership pursuant to Section 10.3 of the Agreement of Limited Partnership.

Dated: April 12, 2002

DAKOTA FUELS, INC.

By	/s/ Donald Gales
Title:	Chairman

CONSENT OF LIMITED PARTNERS

The undersigned, being the non-transferring limited partners of Heartland Grain Fuels, L.P. (the “Partnership”), pursuant to the Assignment of Limited Partnership Interest between Farmland Industries, Inc., and Heartland Producers, LLC, do hereby consent to Heartland Producers, LLC becoming a Substitute Limited Partner of the Partnership pursuant to Section 10.3 of the Agreement of Limited Partnership.

SOUTH DAKOTA WHEAT GROWERS
ASSOCIATION

By	/s/ Donald Gales
Title:	C.E.O. & Treas

WILLIAMS ETHANOL SERVICES, INC.,
a/k/a WILLIAMS BIO-ENERGY

By	/s/ Ronald Miller
Title:	President

OPTION TO PURCHASE PARTNERSHIP INTEREST

This Option to Purchase Partnership Interest (“Option Agreement), is made and entered into this 3rd day of April, 2002, by and between Farmland Industries, Inc., a Kansas cooperative association, (“Grantor’) and Heartland Producers, LLC, a South Dakota limited liability company (“Grantee”).

RECITALS

WHEREAS, Grantor is a stockholder of Dakota Fuels, Inc. (the “General Partner”), a Delaware corporation.  Grantor owns 490 shares of common stock, for a 49% ownership interest of the General Partner;

WHEREAS, the General Partner is the sole General Partner of Heartland Grain Fuels, L.P. (the “Limited Partnership”), a Delaware limited partnership, and holds a 0.82% ownership interest in the limited Partnership;

WHEREAS, Grantor is a limited partner of the Limited Partnership, pursuant to that Agreement of Limited Partnership, dated August 27, 1991, (the “Partnership Agreement”) by and between the General Partner, and the limited partners set forth on Schedule A to the Partnership Agreement, as Amended November 30, 2000, to include the following partners and their respective percentage interests in the limited partnership:

Dakota Fuels, Inc.	0.82%
Farmland Industries, Inc.	46.28%
South Dakota Wheat Growers Association	47.90%
Williams Ethanol Services, Inc. a/k/a Williams Bio-Energy	5.00%

WHEREAS, Grantor desires to grant to Grantee an option to purchase all of Grantor’s shares of common stock in the General Partnership and all of Grantor’s limited partnership interest in the Limited Partnership, in accordance with the provisions of the Bylaws of the General Partnership adopted by the Board of Directors on August 27, 1991, and the provisions of the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Grantor agrees as follows:

1.             Option to Purchase Shares and Partnership Interest.   Grantor hereby grants to Grantee an option to purchase all of Grantor’s shares of common stock in the General Partnership and all of its limited partnership interest in the Limited Partnership, including all real and personal property and all losses and profits for the total purchase price of $5,000,000.00, to be paid at Closing in cash or cash equivalent.

2.             Exercise of Option.  Expiration Date.   Grantee may exercise this option by delivering written notice to Grantor.  This Option shall expire on April 12, 2002.

3.             Purchase Agreement.  Closing.   In the event the option is exercised, Grantor and Grantee shall negotiate and duly execute a written purchase agreement reflecting the full terms governing Grantee’s purchase of Grantor’s shares of common stock in the General Partnership and Grantor’s limited partnership interest in the limited Partnership.  The purchase agreement shall contain all representations and warranties customary in an agreement for the purchase of a substantial ownership interest in a corporation a limited partnership.  Closing for the sale shall take place on April 12, 2002, or such other time as agreed by both parties.

4.             Closing Obligations.   At the Closing, Grantor will deliver to Grantee (1) Share Certificate #2 duly endorsed for transfer to Grantee, which will transfer to Grantee Grantor’s ownership interest in the General Partnership; and (2) an Assignment of Limited Partnership Interest transferring Grantor’s limited partnership interest in the Limited Partnership.  Upon the acceptance of the Transfer of Limited Partnership Interest, Grantee shall assume Grantor’s rights and obligations as a limited general partner of the Limited Partnership free and clear of all liens and encumbrances.  Grantee, among other things, shall assume Grantor’s capital account in the Limited Partnership and shall be entitled to receive any distributions to partners made by the Limited Partnership subsequent to the date of this Option Agreement, even if such distributions are made from earnings or profits earned prior to the Closing.  At the Closing, Grantor agrees to transfer to Grantee, at no cost to Grantee, any distributions made to Grantor by the Limited Partnership subsequent to the date of this Option Agreement and before the Closing.  Income or losses of the Limited Partnership, whatever the case may be, from the fiscal year ending July 31, 2002, shall be allocated to Grantor and Grantee in proportion to the number of days of the fiscal year ending July 31, 2002, which Grantor and Grantee respectively owned the limited partnership interest subject to this Option Agreement.

This Option to Purchase Partnership Interest supersedes and replaces the earlier option signed by the parties and dated January 21, 2002, which earlier option is revoked and rescinded.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

FARMLAND INDUSTRIES, INC.		HEARTLAND PRODUCERS, LLC
“Grantor”		“Grantee”

By	/s/ Tim R. Daugherty	By	/s/ Craig D Schaunaman
Title:	Vice President	Title:	President

CONSENT

Heartland Producers LLC of Aberdeen South Dakota agrees to comply with the terms and conditions expressed in this correspondence (letter from Harvey Oliver dated February 27, 2002) as well as the policies expressed in policy number GP-22 of Northern Electric Cooperative Inc.’s policies, a copy of which has been provided to me.

Dated this 28th day of February, 2002.

Heartland Producers LLC

By	/s/ Craig D Schaunaman
Its	President

HAO:lg

Pc: Dennis Hagny

Enclosure

SHAREHOLDERS AGREEMENT

BETWEEN

FARMLAND INDUSTRIES, INC.

AND

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION

DATED AS OF

AUGUST 27, 1991

SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made and entered into the 27th day of August, 1991, between FARMLAND INDUSTRIES, INC., a Kansas cooperative corporation (“Farmland”), and SOUTH DAKOTA WHEAT GROWERS ASSOCIATION, a South Dakota cooperative association (“SDWG”).

WITNESSETH:

WHEREAS, Farmland and SDWG desire to establish a limited partnership created under the laws of the State of Delaware with the name of “South Dakota Grain Fuels, L.P.” (the “Partnership”) to construct, equip, own and operate an ethanol production facility in Aberdeen, South Dakota; and

WHEREAS, the general partner of the Partnership is to be a corporation recently formed under the laws of the State of Delaware with the name “Dakota Fuels, Inc.” (the “General Partner”), which corporation is to be owned 49% by Farmland and 51% by SDWG; and

WHEREAS, the parties desire to enter into this Agreement for the purpose of completing the organization of the General Partner and for causing the Partnership to be created and capitalized and to set forth certain restrictions on transferability of shares of the General Partner’s capital stock;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
ORGANIZATION OF THE GENERAL PARTNER

Section 1.1.            Initial Capitalization of the General Partner.   Farmland will purchase 490 shares of Common Stock of the General Partner for an aggregate purchase price of $14,700.00 and SDWG will purchase 510 shares of Common Stock of the General Partner for an aggregate purchase price of $15,300.00.

Section 1.2.  Directors of the General Partner.   So long as this Agreement remains in effect, the parties agree that the size of the Board of Directors of the General Partner shall always be an even number and that the parties shall cast their collective votes in the election of directors of the General Partner so as to elect to the Board of Directors an equal number of persons designated by each of Farmland and SDWG.  In the event of the removal or resignation of a Director or any other vacancy in a Director position, the party which previously designed such former Director shall have the right to designate his or her successor.

Section 1.3.  Officers of the General Partner.   The officers of the General Partner shall include, without limitation, a chairman of the board, a president, a vice president-general manager, a secretary and one or more assistant secretaries.  The office of chairman of the board and the office of president shall alternate between a director nominated by Farmland and SDWG, respectively, on an annual basis.

ARTICLE II
FORMATION OF THE PARTNERSHIP

Section 2.1.   Partnership Agreement.   The initial Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) shall be in a form and content approved by the Board of Directors of the General Partner.

Section 2.2.   Formation of the Partnership.   Farmland and SDWA shall, and Farmland and SDWA shall cause the General Partner to, execute and deliver the Partnership Agreement as soon as possible after incorporation of the General Partner.

Section 2.3.   Capitalization of the Partnership.   Farmland and SDWG shall, and Farmland and SDWA shall cause the General Partner to, make their respective capital contributions to the Partnership at the “Closing”, as set forth in Sections 4.1 and 4.2 of the Partnership Agreement.

ARTICLE III
RESTRICTIONS ON TRANSFER OF SHARES

Section 3.1.   No Dispositions.   Unless previously agreed to by the other party in writing, neither Farmland nor SDWG (collectively the “Shareholders”), may Transfer (as defined in the Partnership Agreement) voluntarily or involuntarily, by operation of law or otherwise, all or any part of any shares of capital stock (the “Shares”) of the General Partner acquired pursuant hereto or hereafter acquired by such Shareholder, except as provided in this Agreement.  Any purported Transfer of Shares in violation of the terms of this Agreement shall be null and void and of no effect.

Section 3.2.   Right of First Refusal.   A Shareholder (the “Selling Shareholder”) may Transfer all, but not less than all, of its Shares (the “Subject Shares”) to a third party pursuant to a bona fide offer (including a closing date within 120 days of the date of the offer) to purchase for cash or cash and notes secured by the transferred Shares, upon the following conditions:

(a)           The Selling Shareholder shall submit to the other Shareholder (“Other Shareholder”) a written offer describing the Shares, the name of the proposed purchaser, the price and payment terms and other terms and conditions of the third party offer (the “Offer”).

(b)           The Other Shareholder shall have 30 days from the receipt of the Offer to accept the terms and conditions set forth in the Offer by giving written notice thereof to the Selling Shareholder.  If the Other Shareholder agrees in a timely manner to purchase all of the Shares, then the Selling Shareholder and the Other Shareholder shall close the purchase upon the terms and conditions of the Offer within 60 days after the Offer is made (or, if later, the closing date set forth in the Offer).

(c)           If the Other Shareholder fails to accept the Offer in a timely manner, the Selling Shareholder shall have the right to consummate the proposed sale of the Shares so long as (i) the purchaser is the proposed purchaser named in the Offer, (ii) the price, payment and other terms are at least as favorable to the Selling Shareholder as those set forth in the Offer, (iii) the closing occurs on or before the date set forth in the Offer, (iv) the purchaser signs an instrument, in form and substance reasonably satisfactory to the Other Shareholder, agreeing to be bound by all the terms and conditions of this Agreement, and (v) the purchaser acquires, in accordance with the Partnership Agreement, all partnership interests in the Partnership owned by the Selling Shareholder.

Section 3.3.   Inadequate Relief.   Farmland and SDWG acknowledge that a remedy at law for any breach or attempted breach of this Article III will be inadequate, agree that specific performance and injunctive and other equitable relief shall be available in a case of any such breach or attempted breach and further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 3.4.   Legend on the Share Certificates.   The following legend shall be written, printed or stamped on all certificates representing Shares held or owned by Farmland or SDWG:

TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED
BY THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT DATED
AUGUST 27, 1991, BETWEEN FARMLAND INDUSTRIES, INC. AND SOUTH DAKOTA
WHEAT GROWERS ASSOCIATION.  A COPY OF SUCH AGREEMENT IS ON FILE AT
THE EXECUTIVE OFFICE OF THE COMPANY.

ARTICLE IV
MISCELLANEOUS

Section 4.1.   Governing Law.   This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without reference to the conflict of laws rules of such State.

Section 4.2.   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the parties hereto, but may not be assigned by any party without the prior written consent of the other parties.

Section 4.3.   Termination.   This Agreement shall terminate automatically upon final liquidation of the Partnership in accordance with Article XII of the Partnership Agreement, the merger or consolidation of the General Partner with another corporation (provided the General Partner is not the surviving corporation of such a merger), and provided further that the surviving corporation is not an affiliate of Farmland or SDWG.

Section 4.4.   Partial Invalidity.   If any term or provision contained in this Agreement is or is hereafter found to be invalid or unenforceable under any law, this Agreement shall be deemed to be modified accordingly and the remaining terms and provisions of this Agreement shall not be affected thereby and shall continue in full force and effect.

Section 4.5.   Notices.   All formal notices, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by delivery service or when mailed, certified or registered mail, return receipt requested, to:

If to SDWG:

South Dakota Wheat Growers Association
110 South Sixth Avenue Southeast
Aberdeen, South Dakota 57401
Attention: Edward Bosanko

If to Farmland:

Farmland Industries, Inc.
3315 North Oak Trafficway
P.O. Box 7305
Kansas City, Missouri 64116
Attention: James D. Atwood

Section 4.6.   Dispute Resolution.

(a)           Except in the case where a party seeks injunctive relief as set forth in Section 3.3 hereof, the parties agree in the event of any alleged breach hereof, to submit the dispute for resolution by “mini-trial,” unless the parties agree that such procedure is inappropriate for the matter in controversy.  Such mini-trial shall be conducted in accordance with the Center For Public Resources (CPR) Mini-Trial Agreement  for Business Disputes before a panel consisting of an executive with full decision-making authority from each party and a neutral advisor selected jointly by the parties.  Limited discovery shall be permitted as agreed by the parties.  The mini-trial shall be conducted in Minneapolis, Minnesota at an agreed time, place and date.  Arguments may be presented by counsel or others as each party deems appropriate.  Each party shall have no more than three hours (which may be extended by mutual agreement) to present exhibits, testimonies, summaries of testimony and exhibits and argument.  No recording of the proceeding shall be permitted.  The executives may have present and consult with other advisors as deemed appropriate.  Such proceeding shall be confidential and unless a mutually agreeable settlement is reached, no portion of the proceeding shall be used for any purpose in any subsequent proceeding.  If a mutually agreeable settlement is reached, the panel shall prepare or caused to be prepared a written settlement agreement setting forth the terms and conditions of the settlement which shall be executed by each party and shall be enforceable by and binding upon each party.  In the event a mutually agreeable settlement is not reached through use of the mini-trial proceeding, either party may initiate arbitration as provided in subsection (b) below.  The neutral advisor shall be disqualified as a witness, consultant or expert in any subsequent proceeding.

(b)           In the event the parties have agreed that the mini-trial procedure is not appropriate or if no mutually agreeable settlement is reached through use of the mini-trial procedure, the dispute shall be submitted to binding arbitration in accordance with the rules of the Uniform Arbitration Act.  Such arbitration shall be initiated by either party by notifying the other party in writing and requesting a panel of five arbitrators from the American Arbitration Association.  Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one name remains.  Such individual shall be the arbitrator for the controversy.  The party requesting the arbitration shall notify the arbitrator who shall hold a hearing(s) within 60 days of the notice.  Reasonable discovery, including depositions, shall be permitted.  Discovery issues shall be decided by the arbitrator.  Post-hearing briefs shall be permitted.  The arbitrator shall render a decision within twenty 20 days after the conclusion of the hearing(s).  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  All fees for such arbitration will be divided equally among the participating parties.

Section 4.7.   Amendment.   This Agreement may only be amended by an instrument in writing signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

FARMLAND INDUSTRIES, INC.

By	/s/ James Atwood
Name:
Title:

SOUTH DAKOTA WHEAT GROWERS
ASSOCIATION

By	/s/ Ed Boasanko
Name:
	Title:	Treasurer/General Mgr